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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

NETWORK ENGINES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NETWORK ENGINES, INC.
25 DAN ROAD
CANTON, MASSACHUSETTS 02021

January 28, 2010

Dear Fellow Stockholders:

        You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Network Engines, Inc., to be held on March 18, 2010 at 10:00 a.m., local time, at NEI Corporate Headquarters, 25 Dan Rd., Canton, MA 02021.

        The Notice of Annual Meeting of Stockholders and Proxy Statement, which describes the formal business to be conducted at the meeting, and Proxy Card accompany this letter. The Company's Annual Report to Stockholders is also enclosed for your information.

        All stockholders are invited to attend the Meeting. To ensure your representation at the Meeting, however, you are urged to vote by proxy by completing, dating, signing and returning the enclosed Proxy Card. A postage-prepaid envelope is enclosed for that purpose. You may also vote by telephone or via internet by following the instructions included on the enclosed proxy card.

        Your shares cannot be voted unless you date, sign, and return the enclosed Proxy Card, vote by telephone, via the internet, or attend the Meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the stockholders is important.

Very truly yours,

Gregory A. Shortell President and Chief Executive Officer

NETWORK ENGINES, INC.
25 DAN ROAD
CANTON, MASSACHUSETTS 02021

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

        Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of Network Engines, Inc., a Delaware corporation (the "Company"), will be held on March 18, 2010 at 10:00 a.m., local time, at NEI Corporate Headquarters, 25 Dan Rd., Canton, MA 02021. The purpose of the Meeting shall be to consider and act upon the following matters:

  1.
  To elect three Class I directors to hold office for a three-year term and until each of his successors has been duly elected and qualified;

  2.
  To ratify the selection by the Audit Committee of our Board of Directors of the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2010;

  3.
  To approve an amendment to increase the number of shares of common stock reserved for issuance under the 2009 Incentive Plan (the "2009 Plan") from 750,000 to 2,750,000 shares; and

  4.
  To transact such other business as may properly come before the Meeting or any adjournment or postponements of the Meeting.

        These items are more fully discussed in the following pages. Only stockholders of record at the close of business on January 20, 2010 will be entitled to notice of, and to vote at, the Meeting or any adjournment thereof.

        We hope that all stockholders will be able to attend the Meeting in person. However, in order to ensure that a quorum is present at the Meeting, please vote by telephone, via the internet, or date, sign and promptly return the enclosed Proxy Card whether or not you expect to attend the Meeting. A postage-prepaid return envelope, addressed to Computershare Trust Company, our transfer agent and registrar, has been enclosed for your convenience. If you attend the Meeting, you may, upon your written request, withdraw your proxy and vote your shares in person.

        We are mailing the Notice of Annual Meeting of Stockholders, this Notice, the Proxy Statement and Proxy Card to stockholders for the first time on or about January 29, 2010. In this mailing, we are also including our Annual Report to Stockholders for the fiscal year ended September 30, 2009.

Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual Meeting of Stockholders to be held on March 18, 2010.

        Copies of this proxy statement and of our annual report for the fiscal year ended September 30, 2009 are available by visiting the following website: http://www.edocumentview.com/neng.

All of our stockholders are cordially invited to attend the Meeting.

By Order of the Board of Directors

Douglas G. Bryant Secretary

Canton, Massachusetts
January 28, 2010

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR VIA THE INTERNET IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

NETWORK ENGINES, INC.
25 DAN ROAD
CANTON, MASSACHUSETTS 02021

 PROXY STATEMENT
FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 18, 2010

INFORMATION ABOUT THE MEETING

General

        We have sent you this Proxy Statement and the enclosed Proxy Card because our Board of Directors is soliciting your proxy to vote at our 2010 Annual Meeting of Stockholders (the "Meeting") or any adjournment or postponement of the Meeting. The Meeting will be held on March 18, 2010 at 10:00 a.m., local time, at NEI Corporate Headquarters, 25 Dan Rd., Canton, MA 02021.

  •
  This Proxy Statement summarizes information about the proposals to be considered at the Meeting and other information you may find useful in determining how to vote.

  •
  The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions. You may also submit your proxy by telephone or via the internet.

        In addition to solicitations by mail, our directors, officers and non-executive employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

        We are mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement and Proxy Card to stockholders for the first time on or about January 29, 2010. In this mailing, we are also including our Annual Report to Stockholders for the fiscal year ended September 30, 2009 ("Fiscal 2009").

        References in this Proxy Statement to "Network Engines", "NEI", "the Company", "we", "us" or "our" are to Network Engines, Inc., a Delaware corporation, and its subsidiaries.

Voting Rights and Outstanding Shares

        The Board of Directors has fixed the close of business on January 20, 2010, as the record date for the Meeting or any adjournment or postponement thereof. Only stockholders who were record owners of shares of our common stock, $.01 par value per share, at the close of business on January 20, 2010 are entitled to notice of, and to vote at, the Meeting and at any adjournment or postponement thereof. On that date, 42,008,229 shares of our common stock were issued and outstanding. Each share of common stock entitles the holder to one vote with respect to all matters submitted to stockholders at the Meeting. We have no other securities entitled to vote at the Meeting.

Voting in Person

        To vote in person, you must attend the Meeting, and then complete and submit the ballot that will be provided to you at the Meeting. However, if your shares are held in the name of a broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on January 20, 2010, the record date for voting.

Voting by Proxy

        To vote by proxy, you must complete and return the enclosed Proxy Card. Registered stockholders may vote electronically through the internet or by telephone by following the instructions included with their Proxy Card. A stockholder not wishing to vote electronically through the internet or whose form does not reference internet or telephone voting information should complete and return the enclosed paper Proxy Card. Signing and returning the Proxy Card or submitting the proxy via the internet or by telephone does not affect the right to vote in person at the Meeting. Your Proxy Card will be valid only if you sign, date and return it for receipt by us prior to the Meeting. By completing and returning the Proxy Card, you will direct the designated persons to vote your shares at the Meeting in the manner you specify in the Proxy Card. If you complete the Proxy Card but do not specify how your shares are to be voted, then the designated persons will vote your shares in favor of the proposals described in this Proxy Statement. If any other business properly comes before the Meeting, the designated persons will have the discretion to vote your shares as they deem appropriate.

Quorum Requirement

        A quorum of stockholders is necessary to hold a valid meeting for the transaction of business. The representation in person or by proxy of at least a majority of the shares of common stock entitled to vote at the Meeting is necessary to establish a quorum. For purposes of determining the presence or absence of a quorum, votes withheld, abstentions and "broker non-votes" will be counted as present.

Broker Non-Votes

        A broker non-vote occurs when a broker submits a Proxy Card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in "street name"), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will have discretion to vote your shares on routine matters, including the ratification of the selection of the Company's independent public accounting firm. Your broker will not have discretion to vote on non-routine matters absent direction from you, including the election of directors and approval of the amendment to the 2009 Incentive Plan (the "2009 Plan").

Revoking a Proxy

        A stockholder may revoke his or her proxy at any time before its exercise by sending written notice of revocation to the Secretary of the Company, by signing and delivering a later dated proxy or, if the stockholder attends the Meeting in person, either by giving notice of revocation to the inspectors of election at the Meeting or by voting at the Meeting. A notice of revocation must indicate the certificate number and number of shares to which such revocation relates and the aggregate number of shares represented by such certificates.

A copy of our Annual Report on Form 10-K for Fiscal 2009 as filed with the SEC, except for exhibits, will be furnished without charge to you upon written or oral request to our Investor Relations Department, NEI, 25 Dan Road, Canton, Massachusetts 02021, telephone: (781) 332-1000. It may also be accessed electronically via the Investor Relations section of our web site at http://www.nei.com or by means of the SEC's web site at http://www.sec.gov. Exhibits will be provided upon written request and payment of an appropriate processing fee.

DISCUSSION OF PROPOSALS

Proposal 1: Election of Directors

        The first proposal on the agenda for the Meeting is the election of Gary E. Haroian, Dennis A. Kirshy, and Charles A. Foley to serve as Class I directors for a three-year term beginning at the Meeting and ending at our 2013 Annual Meeting of Stockholders or until a successor has been duly elected and qualified.

        Our Board of Directors has fixed the number of directors at seven persons, divided into three classes serving staggered terms of three years. Currently, there are three directors in Class I (whose terms expire at this Meeting), and the Board of Directors has nominated three candidates for election to the Board of Directors as Class I directors. There are also two directors in Class II (whose terms expire at the Annual Meeting of Stockholders in 2011) and two directors in Class III (whose terms expire at the Annual Meeting of Stockholders in 2012).

        The election of directors requires a plurality of the votes cast at the Meeting, and votes may be cast in favor of the nominees or withheld. A plurality means that the nominees receiving the most votes for election to the three Class I director positions are elected to those positions. Votes that are withheld and broker non-votes will be excluded entirely from the vote to elect directors and have no effect. The persons designated on the enclosed Proxy Card will vote for the election of the nominees for Class I director unless the Proxy Card or proxy submitted by telephone or via the internet provide otherwise or unless any particular nominee is unable or unwilling to serve. In the event that a nominee for Class I director becomes unavailable or declines to serve as a director at the time of the Meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the Board of Directors to fill the vacancy. It is not expected that any nominee will be unavailable to serve.

        The Board of Directors, upon recommendation by the Nominating Committee, has nominated the three current Class I directors to stand for re-election. Brief biographies of the nominees, as of January 1, 2010, follow. Information with respect to the number of shares of common stock beneficially owned by each nominee, directly or indirectly, as of December 31, 2009, appears herein under "Stock Ownership of Directors, Officers and Greater-Than-5%-Stockholders".

Nominees for Directors Whose Terms Expire In 2013 (Class I Directors)

Gary E. Haroian

        Gary E. Haroian, age 58, has served as one of our directors since June 2003. Mr. Haroian has provided consulting and advisory services to technology companies since December 2002. From April 2000 to December 2002, Mr. Haroian held a variety of senior management positions, including roles as Chief Financial Officer, Chief Operating Officer and interim Chief Executive Officer, at Bowstreet Software, a provider of development tools for web applications. Prior to Bowstreet, he served as Senior Vice President of Finance and Administration and Chief Financial Officer at Concord Communications, Inc., a maker of e-business management solutions, from February 1997 to April 2000. He also served as Chief Financial Officer, President and Chief Operating Officer, and Chief Executive Officer of Stratus Computer, Inc., a manufacturer of fault tolerant computers, from 1983 to 1996. Mr. Haroian is a director of Unica Corp., Aspen Technology, Inc., Phase Forward, Inc., and A123 Systems, Inc., all publicly held companies, and is also a director of Allegro Development Corp., a privately held company.

Dennis A. Kirshy

        Dennis A. Kirshy, age 67, has served as one of our directors since July 1997. Mr. Kirshy is a private investor and has advised and invested in small technology companies in the networking,

internetworking and computer industries since February 1993. Mr. Kirshy is a director of several privately held companies in the networking, telecommunications and software markets.

Charles A. Foley

        Mr. Foley, age 48, has served as one of our directors since September 2007. Mr. Foley currently serves as Chief Executive Officer of TimeSight Systems, Inc. (formerly known as Digital Ocular Networks, Inc.), a company that provides hi-resolution video surveillance systems. From July 2004 to November 2006, Mr. Foley served as President of Tacit Networks, Inc., a provider of WAN optimization technology for wide area file services and from November 2001 to July 2004 served as the Chairman and Chief Executive Officer of Infinicon Systems, Inc., a provider of network switches. Mr. Foley is a director of Critical Links, S.A. and Delphine Group International, both privately held companies.

The Board of Directors believes that approval of the election of the nominees for Class I directors is in the best interests of the Company and its stockholders and therefore it recommends you vote FOR this proposal.

 Proposal 2: Ratification of the Selection of Independent Registered Public Accounting Firm

        The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our financial statements for the year ending September 30, 2010 ("Fiscal 2010"). PricewaterhouseCoopers LLP has audited our financial statements for each fiscal year since our inception. At the Meeting, our stockholders will be asked to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal 2010.

        The affirmative vote of a majority of the votes cast at the Meeting is required to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal 2010. Abstentions and broker non-votes are not counted as votes cast or shares voting on such matter and will have no effect on the voting on such matter.

        In the event of a negative vote, the Audit Committee of the Board of Directors will reconsider its selection. Even if the appointment is ratified, however, the Audit Committee of the Board of Directors may, in its discretion, direct the appointment of a different independent registered accounting firm during the year, if the Audit Committee determines such a change would be in the best interests of the Company and its stockholders. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

        The following table sets forth the fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our consolidated annual financial statements for the year ended September 30, 2009 ("Fiscal 2009") and the year ended September 30, 2008 ("Fiscal 2008"), and fees for other services rendered by PricewaterhouseCoopers LLP during those periods.

	Fiscal 2009	Fiscal 2008
Audit Fees(1)	$633,500	$1,018,500
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	1,500	—

Total	$635,000	$1,018,500

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of our consolidated financial statements, the audit of our internal control over financial reporting, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filing requirements. Audit Fees for Fiscal 2008 also include fees for audit procedures related to the Company's acquisition of Alliance Systems, Inc.

(2)
All Other Fees consist of fees billed for accounting research software.

        The prior approval of the Audit Committee was obtained for all services provided by PricewaterhouseCoopers LLP in Fiscal 2009 and Fiscal 2008.

Pre-Approval Policies and Procedures

        The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company's independent registered public accounting firm. This policy generally provides that the Company will not engage its independent registered public accounting firm to render audit or non-audit services unless the Audit Committee specifically approves the service in advance or the engagement is entered into pursuant to one of the pre-approval procedures described below.

        From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its independent registered public accounting firm during the following twelve months. Any such pre-approval is detailed as to the particular service or type of services to be provided.

The Board of Directors believes that the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending September 30, 2010 is in the best interests of the Company and its stockholders and therefore recommends that you vote FOR this proposal.

 Proposal 3: Amendment to the 2009 Incentive Plan (the "2009 Plan")

        At the Meeting, our stockholders will be asked to approve an amendment to increase the number of shares of common stock reserved for issuance under the 2009 Plan from 750,000 to 2,750,000 shares (subject to appropriate adjustment in the event of stock splits, stock dividends or other capital changes).

        On December 17, 2009, the Board of Directors, subject to stockholder approval, approved an amendment to the 2009 Plan to increase the number of shares of common stock reserved for issuance under the plan by 2,000,000 shares. In October 2009, the Company's 1999 Stock Incentive Plan expired, and as a result 3,073,640 shares that remained available for grant under that plan at the time that it expired are no longer available for grant. The Board believes that the 2009 Plan is an important benefit in recruiting and retaining employees and that it is necessary to adopt the amendment in order to ensure that there are sufficient shares for all stock awards under the plan.

        The amendment to increase the number of shares authorized for issuance under the 2009 Plan from 750,000 to 2,750,000 requires the affirmative vote of a majority of the votes cast at the Meeting. Votes may be cast as for, against or may abstain. Abstentions and broker non-votes are not counted as votes cast or shares voting on such matter and will have no effect on the voting on such matter.

        For information relating to securities authorized for issuance under our equity compensation plan as of September 30, 2009 see "Executive Compensation—Long Term Incentive Compensation" below.

Plan Summary

        The following is a brief summary of the 2009 Plan, as proposed to be amended. This summary is qualified in its entirety by reference to the terms of the 2009 Plan (as proposed to be amended), a copy of which is attached as Exhibit A to this Proxy Statement filed with the Securities and Exchange Commission (the "SEC") and may be accessed from the SEC's home page on its website at (http://www.sec.gov). In addition, you may obtain a copy of the 2009 Plan at no charge upon oral or written request to our Investor Relations Department, NEI, 25 Dan Road, Canton, Massachusetts, 02021, telephone: (781) 332-1000.

Purpose

        The purpose of the 2009 Plan is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company's stockholders.

        As of December 31, 2009, approximately 235 persons were eligible to receive Awards, as defined below, under the 2009 Plan, including the Company's 225 non-executive employees, four executive officers and six non-employee directors. The granting of Awards under the 2009 Plan is discretionary, and the Company cannot now determine the number or type of Awards to be granted in the future to any particular person or group.

        On December 31, 2009, the last reported sale price of the Company's Common Stock, as defined below, on the NASDAQ Global Market was $1.34.

Administration

        The 2009 Plan will be administered by the Board of Directors or a committee appointed by the Board of Directors. Currently, the Company's stock incentive plans are administered by the Compensation Committee of the Board of Directors. The Board of Directors or its Compensation Committee has authority to make rules and regulations for the administration of the 2009 Plan, and its interpretations and decisions with regard to the 2009 Plan are final. The 2009 Plan became effective on the date the 2009 Plan was approved by the Company's stockholders, March 12, 2009 (the "Effective Date"). No Awards (as defined below) shall be granted under the 2009 Plan after the expiration of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

        To the extent permitted by applicable law, the Board of Directors may delegate to one or more officers of the Company the power to grant stock options and other awards that constitute rights under Delaware law (subject to any limitations under the 2009 Plan) to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the 2009 Plan as the Board of Directors may determine, provided that the Board of Directors shall fix the terms of the Awards to be granted by such officers (including the exercise price of the Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to such awards that the officers may grant; provided further, however, that no officer shall be authorized to grant Awards to any "executive officer" of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or to any "officer" of the Company (as defined by Rule 16a-1 under the Exchange Act). The Board of Directors may not delegate authority to grant restricted stock, unless Delaware law then permits such delegation. Discretionary Awards to non-employee directors will only be granted and administered by the Compensation Committee.

Eligibility

        All of the Company's employees, officers, and directors are eligible to be granted stock options, stock appreciation rights ("SARs"), restricted stock, restricted stock units ("RSUs"), and other stock- and cash-based awards (each, an "Award") under the 2009 Plan. Consultants and advisors to the Company (as such terms are defined and interpreted for purposes of Form S-8 or any successor form) are also eligible to be granted Awards. Each person who is granted an Award under the 2009 Plan is deemed a "Participant".

Authorized Shares

        Subject to adjustment as described below under the caption "Adjustments in the Event of Changes Affecting Common Stock and Acquisition Events", Awards may be made under the 2009 Plan, as amended, for up to 2,750,000 shares of common stock, $.01 par value per share, of the Company ("Common Stock"), any or all of which Awards may be in the form of incentive stock options. Shares issued under the 2009 Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

        The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the 2009 Plan shall be 750,000 per fiscal year, the maximum number of shares with respect to which Awards other than stock options and SARs may be granted shall be 75% of the maximum authorized shares under the 2009 Plan, and the maximum number of shares with respect to which Awards may be granted to non-employee directors of the Company shall be 20% of the maximum authorized shares under the 2009 Plan.

Types of Awards

  Stock Options

          Stock options represent the right to purchase shares of Common Stock within a specified period of time at a specified price. The exercise price for a stock option will be not less than 100% of the fair market value of Common Stock on the date of grant. No option will be granted with a term in excess of ten years. No incentive stock option will be granted to a person who is not an "employee" as defined in the applicable provisions of the Internal Revenue Code of 1986 (the "Code"), as amended. The 2009 Plan permits the following forms of payment of the exercise price of options: (i) payment by cash, check or in connection with a "cashless exercise," either directly, or through a broker, (ii) subject to certain conditions, surrender to the Company of shares of Common Stock owned by the Participant, (iii) subject to certain conditions, by delivery of a notice of "net exercise" to the Company, (iv) any other lawful means, or (v) any combination of these forms of payment.

          Unless such action is approved by the Company's stockholders: (1) no outstanding stock option granted under the 2009 Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding stock option, other than adjustments described under the caption "Adjustments in the Event of Changes Affecting Common Stock and Acquisition Events", and (2) the Board of Directors may not cancel any outstanding stock option (whether or not granted under the 2009 Plan) and grant in substitution therefore new Awards under the 2009 Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled stock option.

  Director Options

          The 2009 Plan provides for the automatic grant of options to members of the Board of Directors who are not employees of the Company ("Non-Employee Directors"). On the commencement of service on the Board of Directors, each Non-Employee Director will receive a nonstatutory stock option to purchase 50,000 shares of Common Stock, subject to adjustment for changes in capitalization. In addition, on the date of each annual meeting of stockholders of the Company, each Non-Employee Director who is both serving as a director immediately before and immediately after such meeting will receive a nonstatutory stock option to purchase 15,000 shares of Common Stock, subject to adjustment for changes in capitalization; provided, however, that no Non-Employee Director will be eligible to receive this annual option grant unless such director has served on the Board of Directors for at least nine months. Options automatically granted to Non-Employee Directors will (i) have an exercise price equal to the closing price on the date of grant if the Common Stock is trading on a national securities exchange, or, if the date of grant is not a trading day on such exchange, the day immediately prior to the date of grant, or if the Common Stock is not trading on such exchange, the fair market value of the Common Stock on such date, as determined by the Board of Directors, (ii) in the case of options granted upon commencement of service, vest in equal 25% increments on each anniversary of the date of the grant; or, in the case of annual option grants, will vest in full one business day prior to the Company's next annual meeting of stockholders provided in each case that the person is still serving on the Board of Directors, (iii) expire on the earlier of 10 years from the date of grant or three months following cessation of service on the Board of Directors and (iv) contain such other terms and conditions as the Board of Directors determines. Notwithstanding the foregoing vesting provisions, (i) no additional vesting will take place after the Non-Employee Director ceases to serve as a director and (ii) the Board of Directors may provide for accelerated vesting in the case of the death, disability, change in control, or attainment of mandatory retirement age or retirement following at least 10 years of service.

  Stock Appreciation Rights

          The Board of Directors may grant SARs entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board of Directors) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock over the measurement price established by the Board of Directors. The measurement price shall not be less than 100% of the fair market value on the date the SAR is granted. The date as of which such appreciation is determined shall be the exercise date. No SAR will be granted with a term in excess of ten years. SARs may be granted in tandem with, or independently of, options granted under the 2009 Plan.

  Restricted Stock and Restricted Stock Units

          The Board of Directors may grant Awards entitling Participants to acquire shares of Common Stock ("Restricted Stock"), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the Participant in the event that conditions specified by the Board of

  Directors in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board of Directors for such Award. Instead of granting Awards for Restricted Stock, the Board of Directors may grant Awards entitling the Participant to receive shares of Common Stock or cash to be delivered at the time such Award vests ("Restricted Stock Units", or "RSUs"). Restricted stock and RSUs are each referred to as "Restricted Stock Awards". The Board of Directors shall determine the conditions for vesting and repurchase (or forfeiture) and the issue price. Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such shares, unless otherwise provided by the Board of Directors. Unless otherwise provided by the Board of Directors, if any dividends or distributions are paid in shares, or consist of a dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the shares, cash or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid. Upon the vesting of and/or lapsing of any restrictions (i.e., settlement) with respect to each RSU, the Participant shall be entitled to receive from the Company one share of Common Stock or an amount of cash equal to the fair market value of one share of Common Stock, as provided in the applicable Award agreement. The Board of Directors may, in its discretion, provide that settlement of RSUs shall be deferred, on a mandatory basis or at the election of the Participant in a manner that complies with Section 409A of the Code.

  Other Stock-Based Awards

          Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted to Participants under the 2009 Plan ("Other Stock-Based Awards"), including without limitation Awards entitling Participants to receive shares of Common Stock to be delivered in the future. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board of Directors shall determine. The Company may also grant performance awards or other Awards denominated in cash rather than shares of Common Stock ("Cash-Based Awards"). The Board of Directors shall determine the terms and conditions of each Other Stock-Based Award or Cash-Based Award, including any purchase price applicable thereto.

  Performance Awards

          The Board of Directors may grant awards under the 2009 Plan subject to the satisfaction of performance goals. Awards intended to qualify for exemption under Section 162(m) of the Code shall be made only by a Committee (or subcommittee of a Committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as "performance-based compensation" under Section 162(m).

          The performance criteria for each such award will be based on one or more of the following measures: (a) net income, (b) earnings before or after discontinued operations, stock compensation, interest, taxes, depreciation and/or amortization, (c) operating profit before or after discontinued operations and/or taxes, (d) sales, (e) sales growth, (f) earnings growth, (g) cash flow or cash position, (h) gross margins, (i) stock price, (j) market share, (k) return on sales, assets, equity or investment, (l) improvement of financial ratings, (m) achievement of balance sheet or income statement objectives or (n) total shareholder return. These performance measures may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance goals may be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, and (v) charges for restructuring and rationalization programs. Such performance goals: (i) may vary by Participant and may be different for different Awards; (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Compensation Committee; and (iii) will be set by the Compensation Committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m).

          The Company believes that disclosure of any further details concerning the performance measures for any particular year may be confidential commercial or business information, the disclosure of which would adversely affect the Company.

Transferability

        Under the 2009 Plan, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board of Directors may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act of 1933, as amended (the "Securities Act"); provided, further, that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award.

Termination of Status

        The Board of Directors shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant's legal representative, conservator, guardian or designated beneficiary, may exercise rights under the Award.

Amendment of Awards

        The Board of Directors may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefore another Award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option to a nonstatutory stock option. The Participant's consent to such action shall be required unless (i) the Board of Directors determines that the action, taking into account any related action, would not materially and adversely affect the Participant's rights under the 2009 Plan or (ii) the change is permitted under the provisions of the 2009 Plan addressing adjustments for changes in Common Stock and certain other events.

Acceleration of Awards

        The Board of Directors may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

Adjustments in the Event of Changes Affecting Common Stock and Acquisition Events

        The Board of Directors shall make equitable adjustments in connection with the 2009 Plan to reflect any stock dividend, stock split, reverse stock split, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event. In the event of a reorganization event, as defined in the 2009 Plan, our Board of Directors, in its discretion, may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock Awards on such terms as it determines: (i) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that the Participant's unexercised Awards will terminate immediately prior to the consummation of such reorganization event unless exercised by the Participant within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such reorganization event, (iv) in the event of a reorganization event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the reorganization event (the "Acquisition Price"), make or provide for a cash payment to a Participant equal to the excess, if any, of (A) the Acquisition Price times the number of shares of Common Stock subject to the Participant's Awards (to the extent the exercise price does not exceed the Acquisition Price) over (B) the aggregate exercise price of all such outstanding Awards and any applicable tax withholdings, in exchange for the termination of such Awards, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under the applicable provisions of the 2009 Plan, the Board of Directors shall not be obligated by the 2009 Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

        Upon the occurrence of a reorganization event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company's successor and shall, unless the Board of Directors determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such reorganization event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award; provided, however, that the Board of Directors may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, either initially or by amendment. Upon the occurrence of a reorganization event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied.

Substitute Awards

        In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board of Directors may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board of Directors deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the 2009 Plan.

Termination or Amendment

        The Board of Directors may amend, suspend or terminate the 2009 Plan or any portion thereof at any time provided that (i) to the extent required by Section 162(m) of the Code, no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until the Company's stockholders approve such amendment if required by Section 162(m) (including the vote required under Section 162(m)); (ii) no amendment that would require stockholder approval under the rules of the NASDAQ Stock Market ("NASDAQ") may be made effective unless and until the Company's stockholders approve such amendment; and (iii) if NASDAQ amends its corporate governance rules so that such rules no longer require stockholder approval of material amendments to equity compensation plans, then, from and after the effective date of such amendment to the NASDAQ rules, no amendment to the 2009 Plan (A) materially increasing the number of shares authorized under the 2009 Plan, other than pursuant to the provisions under the captions "Substitute Awards" and "Adjustments in the Event of Changes Affecting Common Stock and Acquisition Events", (B) expanding the types of Awards that may be granted under the 2009 Plan, or (C) materially expanding the class of participants eligible to participate in the 2009 Plan shall be effective unless and until the Company's stockholders approve such amendment. In addition, if at any time the approval of the Company's stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to incentive stock options, the Board of Directors may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the 2009 Plan shall apply to, and be binding on the holders of, all Awards outstanding under the 2009 Plan at the time the amendment is adopted, provided the Board of Directors determines that such amendment does not materially and adversely affect the rights of Participants under the 2009 Plan. An Award may be made that is conditioned upon stockholder approval of an amendment to the 2009 Plan.

Federal Income Tax Consequences

        The following generally summarizes the United States federal income tax consequences that will arise with respect to participation in the 2009 Plan and with respect to the sale of Common Stock acquired under the 2009 Plan. This summary is based on the tax laws in effect as of the date of this Proxy Statement. In addition, this summary assumes that all Awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

  Incentive Stock Options

          A Participant will not have income upon the grant of an incentive stock option. Also, except as described below, a Participant will not have income upon exercise of an incentive stock option if the Participant has been employed by the Company or its corporate parent or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the Participant exercises the option. If the Participant has not been so employed during that time, then the Participant will be taxed as described below under "Nonstatutory Stock Options." The exercise of an incentive stock option may subject the Participant to the alternative minimum tax.

          A Participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the Participant sells the stock. If a Participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a Participant sells the stock prior to satisfying these waiting periods, then the Participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the Participant has held the stock for more than one year and otherwise will be short-term. If a Participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the Participant held the stock for more than one year and otherwise will be short-term.

  Nonstatutory Stock Options

          A Participant will not have income upon the grant of a nonstatutory stock option. A Participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the Participant exercised the option less the exercise price. Upon sale of the stock, the Participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the Participant has held the stock for more than one year and otherwise will be short-term.

  Stock Appreciation Rights

          A Participant will not have income upon the grant of an SAR. A Participant generally will recognize compensation income upon the exercise of an SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the Participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the Participant held the stock for more than one year and otherwise will be short-term.

  Restricted Stock

          A Participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a Participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the Participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the Participant does not make an 83(b) election, then when the stock vests the Participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the Participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the Participant held the stock for more than one year and otherwise will be short-term.

  Restricted Stock Units

          A Participant will not have income upon the grant of a restricted stock unit. A Participant is not permitted to make a Section 83(b) election with respect to a restricted stock unit award. When the restricted stock unit vests, the Participant will have income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the Participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the Participant held the stock for more than one year and otherwise will be short-term.

  Other Stock-Based Awards

          The tax consequences associated with any other stock-based Award granted under the 2009 Plan will vary depending on the specific terms of such Award. Among the relevant factors are whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the Participant under the Award and the Participant's holding period and tax basis for the Award or underlying Common Stock.

  Tax Consequences to the Company

          There will be no tax consequences to the Company except that the Company will be entitled to a deduction when a Participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

The Board of Directors believes that the amendment to the 2009 Plan is in the best interests of the Company and its stockholders and therefore recommends that you vote FOR this proposal.

 Other Matters

        As of the date of this Proxy Statement, the Board of Directors does not know of any other matters that may come before the Meeting, other than as set forth in the Notice of Annual Meeting of Stockholders and this Proxy Statement. If any other matters properly come before the Meeting, it is the intention of the designated persons named in the Proxy Card to vote, or otherwise act, in accordance with their best judgment on such matters.

Deadline for Submission of Stockholder Proposals for the 2011 Annual Meeting

        Proposals of stockholders intended to be presented at the 2011 Annual Meeting pursuant to Rule 14a-8 promulgated under the Exchange Act, must be received by us no later than September 30, 2010 in order that they may be included in the Proxy Statement and form of proxy relating to that meeting. Proposals should be addressed to Douglas G. Bryant, Secretary, NEI, 25 Dan Road, Canton, Massachusetts 02021.

        In addition, our by-laws require that we be given advance notice of stockholder nominations for election to our Board of Directors and of other business that stockholders wish to present for action at an Annual Meeting of Stockholders (other than matters included in our Proxy Statement in accordance with Rule 14a-8). Such nominations, other than those made by or on behalf of the Board of Directors, shall be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to the Secretary, and received not less than 60 days nor more than 90 days prior to such meeting; provided, however, that if less than 70 days notice or prior public disclosure of the date of the meeting is given to stockholders, such nomination shall have been mailed or delivered to the Secretary not later than the close of business on the 10th day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. Our by-laws also require that such notice contain certain additional information. Copies of our by-laws can be obtained without charge from the Secretary.

INFORMATION ABOUT DIRECTORS

Background Information About Directors Continuing in Office

        Our Class II and Class III directors will continue in office following the Meeting. The terms of our Class II directors will end at our 2011 Annual Meeting of Stockholders and the terms of our Class III directors will end at our 2012 Annual Meeting of Stockholders. Brief biographies of these directors, as of January 1, 2010, follow. Information with respect to the number of shares of common stock beneficially owned by each director, directly or indirectly, as of December 31, 2009, appears herein under the heading "Stock Ownership of Directors, Officers and Greater-Than-5%-Stockholders."

Directors Whose Terms Expire In 2011 (Class II Directors)

Fontaine K. Richardson

        Fontaine K. Richardson, age 68, has served as one of our directors since October 2002. Mr. Richardson is a consultant and private investor. From 1983 to 2000, Mr. Richardson was a General Partner of Eastech Management Company, a venture capital management company. Mr. Richardson also co-founded Applicon, Inc. and is a director of Mentor Graphics Corporation, a publicly held company.

Gregory A. Shortell

        Gregory A. Shortell, age 65, joined us in January 2006 as President and Chief Executive Officer and as a Director. Prior to joining us, Mr. Shortell was, from February 1998 to January 2006, Senior Vice President, Global Sales and Marketing, for Nokia Corporation, a multinational technology corporation. Prior to Nokia, Mr. Shortell served, from June 1997 to February 1998, as Managing Director of International Operations for Ipsilon Networks, Inc., a provider of network communications equipment, and, from March 1992 to June 1997, as Vice President, International at Xyplex Corporation, a provider of networking equipment.

Nominees for Directors Whose Terms Expire In 2012 (Class III Directors)

John A. Blaeser

        John A. Blaeser, age 68, has served as one of our directors since October 1999 and was named Lead Director in March 2008. Currently, Mr. Blaeser is a consultant and corporate director. From January 1996 until June 2005, Mr. Blaeser served as President, Chief Executive Officer and Chairman of the Board of Concord Communications Inc., a maker of e-business management solutions. Mr. Blaeser served as Managing General Partner of EG&G Venture Partners from January 1990 to December 1995. Mr. Blaeser is a director of several privately held technology companies.

Robert M. Wadsworth

        Robert M. Wadsworth, age 49, has served as one of our directors since December 1999. He has been a Managing Director of HarbourVest Partners, LLC since January 1997 and Managing Director of Hancock Venture Partners, Inc. since 1989. Both HarbourVest Partners and Hancock Venture Partners are global private equity firms investing in industrial and information technology companies worldwide, and are under common control. HarbourVest Partners is an affiliate of ours (see "Stock Ownership of Directors, Officers and Greater-Than-5%-Stockholders"). Mr. Wadsworth is a member of the board of directors of several domestic and international private companies, as well as Trintech Group PLC, a publicly held provider of transaction management software and Vocaltec Communications Ltd., a publicly held provider of VOIP infrastructure products.

 Corporate Governance

        The Company's Board of Directors has long believed that good corporate governance is important to ensure that the Company is managed for the long-term benefit of stockholders. This section describes key corporate governance guidelines and practices that the Company has adopted. Complete copies of the corporate governance guidelines, committee charters and code of conduct described below are available in the Investor Relations section of the Company's website at www.nei.com. Alternatively, you can request a copy of any of these documents by writing to our Investor Relations Department, NEI, 25 Dan Road, Canton, Massachusetts 02021.

Corporate Governance Guidelines

        The Board of Directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of the Company and its stockholders. These guidelines, which provide a framework for the conduct of the business of the Board of Directors, provide that:

  •
  the principal responsibility of the Board of Directors is to oversee the management of the Company;

  •
  a majority of the members of the Board of Directors shall be independent directors;

  •
  the independent directors meet regularly in executive session;

  •
  directors have full and free access to management and, as necessary and appropriate, independent advisors;

  •
  new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

  •
  at least annually the Board of Directors and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board of Directors and Committees

        Currently, the Board of Directors is composed of Messrs. Blaeser, Haroian, Kirshy, Richardson, Shortell, Foley and Wadsworth. Under applicable NASDAQ rules, a director of the Company will only qualify as an "independent director" if, in the opinion of the Company's Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors has determined that none of Messrs. Blaeser, Haroian, Kirshy, Richardson, Foley or Wadsworth has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an "independent director" as defined under Rule 4200(a)(15) of the NASDAQ marketplace rules.

        The Board of Directors met four times during Fiscal 2009 and acted by written consent two times. It is the practice of the independent directors to meet in executive session at the opening or conclusion of each in-person meeting of the Board of Directors. The Lead Director chairs the meeting of independent directors. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and the committee(s) on which he served during Fiscal 2009. Pursuant to our Corporate Governance Guidelines, all directors are encouraged to attend our Annual Meeting of Stockholders. All of our then serving directors were in attendance at our 2009 Annual Meeting. The Board of Directors has established a compensation committee (the "Compensation Committee"), an audit committee (the "Audit Committee") and a nominating committee (the "Nominating Committee"), each of which operates under a charter approved by the Board of Directors. The committee charters may be found in the Investor Relations section of our website at www.nei.com.

Compensation Committee

        The Compensation Committee reviews executive officer salaries, administers any bonus, incentive compensation and stock incentive plans, and approves or recommends that the Board of Directors approve the salaries and other benefits of our executive officers. In addition, the Compensation Committee consults with management regarding retirement and other benefit plans and compensation policies and practices. The Compensation Committee acts pursuant to a written charter.

        During Fiscal 2009, Messrs. Kirshy, Foley, and Wadsworth were members of the Compensation Committee. The Board of Directors has determined that Messrs. Kirshy, Foley and Wadsworth are "independent" as that term is defined by applicable rules of NASDAQ. The Compensation Committee met five times and acted by written consent two times during Fiscal 2009.

Audit Committee

        The Audit Committee is responsible for the oversight of our accounting and financial reporting processes and the audits of our financial statements. In discharging its duties, the Audit Committee:

  •
  selects and engages our independent registered public accounting firm;

  •
  reviews the effectiveness of our accounting policies and practices, financial reporting and internal controls;

  •
  reviews any transactions that involve a potential conflict of interest;

  •
  reviews and discusses audited financial statements with our management and our independent registered public accounting firm;

  •
  reviews the scope of independent audit coverage and the fees charged by the independent registered public accounting firm; and

  •
  reviews the independence of such registered public accounting firm from our management.

        The Audit Committee also reviews other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. The Audit Committee acts pursuant to a written charter.

        The Audit Committee is currently composed of Messrs. Haroian, Blaeser, and Richardson, each of whom the Board of Directors has determined is "independent," as that term is defined by applicable rules of NASDAQ and the independence requirements contemplated by Rule 10A-3 under the Exchange Act. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. The Board of Directors has also determined that Mr. Haroian, the Audit Committee's chairman, is an "audit committee financial expert" as defined under Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act. The Audit Committee met nine times and acted by written consent one time during Fiscal 2009.

Nominating Committee

        The Board of Directors formed the Nominating Committee in July 2003. The Nominating Committee is currently composed of Messrs. Richardson, Kirshy and Blaeser. Mr. Blaeser is the Chairman of the Nominating Committee. The Nominating Committee recommends to the Board of Directors the persons to be nominated for election as directors at any meeting of stockholders, develops and recommends to the Board of Directors a set of corporate governance principles applicable to the Company, and oversees the evaluation of the Board of Directors. The Board of Directors has determined that each of the members of the Nominating Committee is "independent," as that term is defined by applicable rules of NASDAQ. The Nominating Committee acts pursuant to a written charter. The Nominating Committee acted by written consent once and did not meet during Fiscal 2009.

Executive and Director Compensation Process

        Our Compensation Committee periodically compares the compensation levels of our executive officers with other leading companies in related industries through reviews of survey and other market data. We review the performance of our executive officers with respect to our strategic goals and objectives on an annual basis, mainly from November to December of each year. Our Chief Executive Officer reviews the performance of all other executive officers using our standard performance review form. Based on this review, the Chief Executive Officer may, but is not required to, make a recommendation for a salary increase for the other executive officers to our Compensation Committee. The Compensation Committee evaluates whether to approve the recommendations of our Chief Executive Officer and whether to increase the base salary of our Chief Executive Officer and, if so, the amount of the increase. The approved base salary increases become effective on the date determined by the Compensation Committee, generally January 1.

        The level of bonus pay for named executive officers, other than the Chief Executive Officer, is recommended by the Chief Executive Officer and approved by the Compensation Committee. The Compensation Committee determines the level of bonus pay for our Chief Executive Officer. These incentive bonuses are linked to the achievement of company performance goals, which are comprised of financial objectives. At the discretion of the Compensation Committee, our executive officers may be awarded additional cash bonuses following the achievement of certain non-financial objectives. During Fiscal 2009, no bonuses were earned by our executive officers.

        New hire stock incentive awards for non-executive officers are approved by the Chief Executive Officer or Chief Financial Officer (pursuant to applicable equity award guidelines for each job position) under the authority delegated to them by the Compensation Committee and are effective on the last day of the month in which the employee commences employment. Generally, new hire awards for executive officers require approval of the Compensation Committee.

        We also make annual stock incentive awards to selected employees, including our executive officers. These awards are typically granted in November or December in order to give the Compensation Committee the benefit of a completed year of performance prior to making the grants. For executive officers (other than the Chief Executive Officer), our Chief Executive Officer makes those recommendations to the Compensation Committee based on his own assessment of each executive officer's performance combined with past grants awarded to them. The Compensation Committee then reviews and approves the awards with any modifications it deems appropriate. For our Chief Executive Officer, our Compensation Committee determines the amount of the grant, if any.

        The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation, as it deems necessary.

Director Nomination Process

        Stockholders may recommend director candidates for inclusion by the Board of Directors in the slate of nominees that the Board of Directors recommends to stockholders for election. The Nominating Committee will review the qualifications of recommended candidates. If the Board of Directors decides to nominate a stockholder-recommended candidate and recommends his or her election as a director by the stockholders, his or her name will be included in the Company's proxy card for the stockholder meeting at which his or her election is recommended.

        Stockholders may recommend individuals to the Nominating Committee for consideration as potential director candidates by submitting their names and background and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of the Company's common stock for at least a year as of the date such recommendation is made, to Mr. Blaeser, Chairman of the Nominating Committee, at the address set forth below under "Stockholder Communications." The Nominating Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis. The process followed by the Nominating Committee to identify and evaluate candidates includes requests to members of the Board of Directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating Committee and the Board of Directors. The Nominating Committee is authorized to retain advisers and consultants and to compensate them for their services.

        Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by members of the Board of Directors or by other persons. In considering whether to recommend any candidate for inclusion in the Board of Directors' slate of recommended director nominees, including candidates recommended by stockholders, the Nominating Committee will apply the criteria that are set forth in our Corporate Governance Guidelines. These criteria include the candidate's integrity, business acumen, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities.

        Stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating Committee or the Board of Directors, by the procedures set forth herein under "Deadline for Submission of Stockholder Proposals for the 2011 Annual Meeting."

Stockholder Communications

        The Board of Directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, and subject to any required assistance or advice from legal counsel, Mr. Blaeser, the Chairman of the Nominating Committee, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries of such communications to the other directors as he considers appropriate.

        Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that Mr. Blaeser as the Chairman of the Nominating Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

        Stockholders who wish to send communications on any topic to the Board of Directors should address such communications in care of Douglas G. Bryant, Secretary, at NEI, 25 Dan Road, Canton, Massachusetts 02021.

 Compensation Committee Interlocks and Insider Participation

        During Fiscal 2009, the members of the Compensation Committee were Messrs. Kirshy, Foley and Wadsworth. The issuance of options to such members of the Compensation Committee is discussed herein under "Compensation of Directors."

        None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. None of the members of our Compensation Committee has ever been our employee or executive officer.

        Mr. Wadsworth is a managing director of the limited liability corporation that controls HarbourVest Partners, one of our significant stockholders (see "Stock Ownership of Directors, Officers and Greater-Than-5%-Stockholders"). HarbourVest is also a stockholder in Sepaton, Inc. ("Sepaton"), which became one of our customers during Fiscal 2009. Mr. Wadsworth is also a director of Innoveer Solutions, Inc. ("Innoveer"). We have, in the past, engaged Innoveer to provide certain professional services related to an upgrade of our customer resource management ("CRM") software system. These transactions are discussed in greater detail under "Certain Relationships and Related Party Transactions."

Compensation of Directors

        We reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors. Historically, we granted stock options to our non-employee directors pursuant to our 2000 Director Stock Option Plan (the "Director Plan"). The Director Plan provided that any non-employee director first elected to the Board of Directors after the date that the Director Plan was adopted would receive a stock option award of 50,000 shares. All current non-employee directors, with the exception of Messrs. Richardson, Haroian and Foley, were elected to the Board of Directors prior to the adoption of the Director Plan. The Director Plan further provided that each year, as of the Annual Meeting of Stockholders, each non-employee director would receive a stock option award of 15,000 shares. The first of such annual grants took place as of the date of the 2001 Annual Meeting of Stockholders. All options granted under the Director Plan were granted at an exercise price equal to the last reported sale price of our common stock, as reported on The NASDAQ Global Market, on the date of grant. As of December 31, 2009, there were no shares available for future grant under the Director Plan. The Director Plan will expire in May 2010, at the end of its ten year term. All future non-employee director grants will be granted under the 2009 Plan.

        The 2009 Plan provides that any non-employee director first elected to the Board of Directors will receive a stock option award of 50,000 shares. The 2009 Plan further provides that each year, as of the Annual Meeting of Stockholders, each non-employee director will receive a stock option award of 15,000 shares. As of December 31, 2009, there have not been any grants to non-employee directors under the 2009 Plan.

        Non-employee directors are compensated in the amount of $2,000 per meeting of the Board of Directors attended in person; $1,000 per telephonic meeting; $1,500 per Audit Committee meeting, whether in person or by phone; $1,000 per Compensation Committee, Nominating Committee or Special Committee meeting attended in person, and $500 per Compensation Committee, Nominating Committee or Special Committee meeting conducted by telephone. In addition, the Audit Committee Chairman receives an additional fee of $8,000 per year and the Compensation Committee Chairman receives an additional fee of $4,000 per year.

        The Compensation Committee evaluates the appropriate level and form of compensation for our non-employee directors at least annually and recommends changes to the Board of Directors when appropriate. Our employee-director does not receive any additional compensation for serving on the Board of Directors. The table below summarizes the compensation we paid to non-employee directors for Fiscal 2009.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Robert M. Wadsworth	$12,000	$6,885	$18,885
Fontaine K. Richardson	21,500	6,885	28,385
Dennis A. Kirshy	16,000	6,885	22,885
Gary E. Haroian	27,500	6,885	34,385
Charles A. Foley	12,000	15,254	27,254
John A. Blaeser	20,000	6,885	26,885

(1)
The amounts in this column represent the aggregate amount recognized for financial statement reporting purposes with respect to our non-employee directors for Fiscal 2009, excluding the impact of estimated forfeitures related to service-based vesting conditions. We arrive at these amounts by taking the compensation cost for these options on the date of grant, using assumptions set forth in Note 11 of our consolidated financial statements as filed with the SEC in our Annual Report on Form 10-K for the year ended September 30, 2009. The assumptions used and grant date fair values of each option expensed during Fiscal 2009 are set forth in the following table, using the closed form Black-Scholes model as of the grant date. There were no option forfeitures by any directors during Fiscal 2009.

	September 18, 2007 Grant	March 13, 2008 Grants	March 12, 2009 Grants
Expected Life	5.5 years	5.5 years	6.0 years
Risk-Free Interest Rate	4.15%	2.70%	2.21%
Volatility	62.28%	54.89%	73.36%
Grant Date Fair Value Per Share	$1.06	$0.72	$0.25

        The following table sets forth information concerning stock options held by non-employee directors as of September 30, 2009.

Name	Aggregate Number of Option Awards Outstanding (#)
Robert M. Wadsworth	147,500
Fontaine K. Richardson	140,000
Dennis A. Kirshy	120,000
Gary E. Haroian	125,000
Charles A. Foley	65,000
John A. Blaeser	105,000

 Report of the Audit Committee

        In connection with the preparation and filing of the Company's Annual Report on Form 10-K for the year ended September 30, 2009, the Audit Committee:

  (i)
  reviewed and discussed the audited financial statements with the Company's management, and with PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm,

  (ii)
  discussed with PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards 61 as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T,

  (iii)
  received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and discussed with PricewaterhouseCoopers LLP its independence from the Company.

        Based on the review and discussions referred to above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended September 30, 2009 for filing with the SEC.

AUDIT COMMITTEE

Gary E. Haroian
John A. Blaeser
Fontaine K. Richardson

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The following discussion and analysis contains statements regarding company performance targets and goals. These targets and goals are disclosed in the limited context of our executive compensation programs and should not be understood to be statements of management's future expectations or estimates of future results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Philosophy and Goals

        The primary objectives of our Compensation Committee and our Board of Directors with respect to executive compensation are to attract, retain and motivate executives who make important contributions to the achievement of our business objectives, and to align the incentives of our executives with the creation of value for our stockholders. The Compensation Committee implements and maintains compensation plans to achieve these objectives. These plans and our compensation policies combine base salary and standard benefits as well as cash bonuses and equity incentives. Semi-annual incentive cash bonuses are tied to company performance goals, which are comprised of financial objectives. In determining total compensation we do not employ a purely formulaic approach to any of our compensation plans, in particular for allocating between cash and non-cash compensation. We try, however, to balance long-term equity and short-term cash compensation by offering reasonable base salaries and opportunities for growth through our stock incentive program. We implement total compensation packages for our executive officers in line with the median competitive levels of comparable companies.

        Historically, our Compensation Committee periodically compared the compensation levels of our executive officers with other leading companies in related industries through reviews of surveys and other market data. To assist our Compensation Committee in discharging its responsibilities and provide the Compensation Committee with information to benchmark our compensation levels with comparable market amounts, we maintained a membership with The Survey Group ("TSG"). Market compensation information provided by TSG was based on surveys they conduct on a periodic basis on behalf of their subscribing members. We did not engage TSG to conduct a survey or study specifically for us; however, we targeted compensation information for our positions that matched a specified position in the TSG Management survey. The information contained in such surveys was derived from companies primarily in the high technology and manufacturing sectors, with annual revenues generally ranging from $50 million to $200 million, all of which were located in the New England region. The TSG survey information excluded equity compensation information. Using the TSG survey information we compared the estimated total cash compensation to be paid to our executive officers in 2008 to the median compensation of each matching position in the composite group, expressed as a percentage of the market. This indicated that our total cash compensation to be paid to our executive officers for Fiscal 2008 fell within the median of the composite group at the 50th percentile. Due to the economic downturn, we established a wage freeze on all employees during Fiscal 2009, including our executive officers. As such, Fiscal 2009 executive officer cash compensation amounts remained unchanged from Fiscal 2008.

        During Fiscal 2008, our Compensation Committee engaged DolmatConnell & Partners, an independent compensation consulting firm, to conduct a study to determine whether our severance benefit practices were in line with severance packages offered to executive officers by companies at comparable stages of development in our industry and related industries (see the caption "Severance and Change of Control Benefits" below for details). Other than this engagement and our membership with TSG and use of their surveys, we have not retained any other compensation consultant to review our policies and procedures relating to executive compensation. Going forward we expect that our

Compensation Committee will continue to assess the need to engage a compensation consulting firm to provide advice and resources regarding our compensation levels and plans.

Elements of Compensation

        Our Compensation Committee has designed a compensation program that consists of base salary, short-term incentive compensation in the form of a cash bonus, long-term incentive compensation in the form of stock incentive awards, and severance and change in control benefits. Executive officers are also eligible to participate in the standard health and welfare benefit programs that are offered to all of our employees. Compensation packages for our executive officers reflect an emphasis on performance-based incentive compensation, which, when combined with base salary, provides the opportunity for above market total compensation for superior performance. By using equity awards, our long-term incentive program is designed to promote share ownership among our executive officers thereby promoting stockholder value. The following describes each of the base salary, short-term and long-term incentive compensation elements.

  Base Salary

        In establishing the initial base salary of a potential candidate as well as periodic adjustments for existing executive officers, the base salary is determined using several factors. These factors consist of:

    a.
    performance and achievement of strategic goals;

    b.
    experience level;

    c.
    responsibility level in their current as well as their prospective job; and

    d.
    the market conditions for similar positions using the information from TSG mentioned above.

        We review relevant market information, and determine the base salary to offer a new or existing employee, keeping in mind the other factors (experience level of the employee and the relative responsibilities that the employee is expected to hold) in order to arrive at a package that will be attractive to prospective employees as well as to retain the current employees.

        We review performance of our executive officers with respect to our strategic goals and objectives on an annual basis, mainly from November to December of each year. Our Chief Executive Officer reviews the performance of all other executive officers using our standard performance review form. Based on this review, the Chief Executive Officer may, but is not required to, make a recommendation for a salary increase for the other executive officers to our Compensation Committee. Any executive officer hired during the year will have a prorated increase. The Compensation Committee evaluates whether to approve the recommendations from our Chief Executive Officer. Our Compensation Committee reviews the performance of our Chief Executive Officer to determine if an increase in base salary from the previous year is warranted, and, if so, the amount of the increase. Increases in an executive officer's salary are based on the executive officer's individual performance compared to established review criteria and the compensation level necessary to retain key executive officers as benchmarked with market data. The approved base salary increases become effective on the date determined by the Compensation Committee, generally January 1. Fiscal 2009 base salary amounts of our named executive officers are shown on the Summary Compensation Table below.

        During Fiscal 2008 we entered into executive retention agreements with certain executive officers that may provide them with compensation following termination of employment as further described below, under "Potential Payments Upon Termination or Change of Control."

  Short-term Incentive Compensation

        We use incentive cash bonuses to motivate our named executive officers to achieve and exceed specified goals. The level of bonus pay for named executive officers, other than the Chief Executive Officer, is recommended by the Chief Executive Officer and approved by the Compensation Committee. The Compensation Committee determines the level of bonus pay for our Chief Executive Officer. These incentive bonuses are linked to the achievement of Company performance goals, which are comprised of financial objectives. At the discretion of the Compensation Committee, our executive officers may be awarded additional cash bonuses following the achievement of certain non-financial objectives. However, no such awards were paid during Fiscal 2009. In Fiscal 2009, our Compensation Committee approved specific company-related performance goals under our 2009 Bonus Plan, upon which the determination of the bonuses of all our named executive officers would be based.

  2009 Bonus Plan

        The 2009 Bonus Plan was divided into two earning periods:

    1.
    The first six months of the fiscal year; and

    2.
    The second six months of the fiscal year.

        The total eligible annual bonus amount of our executive officers was allocated to each earning period as follows: 50% as to the first six months, and 50% as to the second six months. Bonuses earned are paid semiannually, and in order to be eligible for a bonus payment, the executive officer is required to be employed, as a full time employee, by us for the full duration of the period on which the bonus calculation is based. For new employees, bonuses are paid on a pro-rated basis based on the employee's start date (the number of days that employee has worked during the current half of the year). Under the 2009 Bonus Plan, Company performance goals for both of the earning periods were based on generally accepted accounting principles, or GAAP, profitability (the "Corporate Metric"). Our Chief Executive Officer and Chief Financial Officer provided recommended targets for the Corporate Metric for both of the earning periods to our Compensation Committee. These recommendations were reviewed, modified if necessary, and approved by our Compensation Committee. Once set, the established targets generally are not changed, but any such change would require Compensation Committee approval. The approved Corporate Metrics for Fiscal 2009 were a GAAP profit of $100,000 for the first six months and a GAAP profit of $100,000 for the second six months.

        Bonuses would be paid on a graduated scale of achievement of the Corporate Metric, whereby 100% achievement of the Corporate Metric would result in a payout of 100%. Achievement of the minimum Corporate Metric would result in a total bonus payout under the 2009 Bonus Plan of $40,000, for each of the first and second six months of Fiscal 2009. If the Company's performance exceeded the minimum Corporate Metric, the total bonus payout would increase by an amount equal to 50% of the excess, subject to a maximum total payout of $490,000 for each of the first and second six months of Fiscal 2009. The total bonus payout amount, if any, would be allocated to the 2009 Bonus Plan participants on a pro-rata basis relative to their individually established bonus targets. No bonus payments would be made to any participants if the minimum Corporate Metric was not achieved. For both the first and second six months of Fiscal 2009, no bonus payments were made to any participants.

        In Fiscal 2009, 100% of each executive officer's annual bonus was based on the Corporate Metric. None of our executive officers received any bonus payout under the 2009 Bonus Plan. The table below reflects, for each executive officer, the target and actual incentive bonuses earned for the first six months and second six months of Fiscal 2009.

	First Six Months		Second Six Months
	Target Incentive Bonus	Actual Incentive Bonus	Target Incentive Bonus	Actual Incentive Bonus
Gregory A. Shortell, Chief Executive Officer and President	$87,500	$—	$87,500	$—
Douglas G. Bryant, Chief Financial Officer, Treasurer and Secretary	62,500	—	62,500	—
Charles N. Cone, III, Senior Vice President of Sales and Marketing (1)	6,000	—	6,000	—
Richard P. Graber, Senior Vice President of Engineering and Operations	52,500	—	52,500	—

(1)
Mr. Cone's total targeted incentive compensation for Fiscal 2009 also included additional cash incentives which were based on revenue and direct margin results for Fiscal 2009 and new design wins secured by the Company during Fiscal 2009. Those additional incentives are not governed by the 2009 Bonus Plan. For Fiscal 2009, Mr. Cone's aggregate target incentive compensation totaled $60,000 for each of the first and second six months of Fiscal 2009. A "design win" occurs when a customer or prospective customer notifies us that we have been selected to integrate the customer's application. The other executive officers shown in this table did not have any additional cash incentives for Fiscal 2009 other than the amounts shown in this table.

  Long-term Incentive Compensation

  2009 Incentive Plan

        Our Compensation Committee awards long-term incentives under our 2009 Incentive Plan (the "2009 Plan"). Long-term incentives are intended to help align the interests of our executive management with those of our stockholders. In designing a long-term incentive plan, our Compensation Committee seeks instruments and a program that optimally balances the following objectives: (1) provide our executive officers with incentives to build long-term stockholder value, (2) incur reasonable accounting and dilution costs for us and our existing stockholders, (3) be tax effective for us and our executive officers, (4) be directly linked to our performance rather than general fluctuations in the market or particular industries, (5) equitably balance risk and (6) be competitive with those offered by companies in related markets.

        Our Compensation Committee administers the 2009 Plan and designates (1) who will receive equity awards, (2) the number of options to be awarded, and (3) other terms and conditions of the awards. The number of shares of common stock subject to stock incentive awards is generally intended to reflect the significance of our executive officers' current and anticipated contributions to us. In determining the terms of each option award, our Compensation Committee primarily considers our executive officers' past performance compared to our standard performance review criteria, the terms of our executive officers' previous option awards, and the degree to which an incentive for long-term performance would benefit us. For any new executive officer, our Compensation Committee will approve the number of options to offer.

        Our stock program includes long vesting periods to optimize the retention value of these options and to orient the interests of our executive officers to long-term success. Generally, stock options granted upon the commencement of employment vest as follows: 25% upon the first anniversary of the date of hire and approximately 6.25% each quarter thereafter over the next three years. Stock options granted in subsequent years vest over four years, in equal quarterly installments, beginning with the first quarter subsequent to the grant date. In either case, if employees terminate their employment before these vesting periods lapse, they forfeit the unvested portions of their awards.

        We do not coordinate stock incentive grants with the release of material, non-public information. Under our 2009 Plan, the exercise price of options granted by us may not be less than 100% of the fair market value of the common stock on the grant date. The value realizable from exercisable options is dependent upon the extent to which our performance is reflected in the price of our common stock at any particular point in time. However, the decision as to whether such value will be realized through the exercise of an award in any particular year is primarily determined by each individual holder within the limits of the vesting schedule and not by our Compensation Committee.

Our Equity Award Grant Practices

        New hire stock option awards for non-executive officers are approved by the Chief Executive Officer or Chief Financial Officer (pursuant to applicable equity award guidelines for each job position) under the authority delegated to them by the Compensation Committee, with grant dates established as the last day of the month in which the employee commences employment. Generally, new hire awards for executive officers require approval of the Compensation Committee, and also have the date of grant established as the last day of the month in which the executive officer commences employment. All stock option awards are granted with an exercise price equal to the closing market price of our common stock on the date of grant.

        We also make annual stock option awards to selected employees, including our executive officers. These awards are typically granted in November or December in order to give the Compensation Committee the benefit of a completed year of performance prior to making the grants. For executive officers (other than the Chief Executive Officer), our Chief Executive Officer makes those recommendations to the Compensation Committee based on his own assessment of each executive officer's performance during the past fiscal year, as compared to our standard performance review criteria, combined with past grants awarded to them. For the Chief Executive Officer, our Compensation Committee makes those recommendations. The Compensation Committee then reviews and approves the awards with any modifications they deem appropriate.

Severance and Change of Control Benefits

        On December 30, 2008, we entered into amended and restated executive retention agreements with each of our named executive officers. These amended agreements were executed in order to implement certain changes required to comply with Section 409A of the United States Internal Revenue Code of 1986, as amended. Pursuant to their executive retention agreements, our executive officers are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change of control of the Company. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, below under "Executive Retention Agreements." We believe providing these change of control benefits helps us compete for and retain executive talent.

        Our Compensation Committee engaged DolmatConnell & Partners, an independent compensation consulting firm, to conduct a study to determine whether our severance benefit practices were in line with severance packages offered to executive officers by companies at comparable stages of development in our industry and related industries. As a result of this study, the Compensation Committee determined that entering into the executive retention agreements would result in severance packages comparable with other companies in our industry.

        In these executive retention agreements, we have change of control benefits that have been structured as "double trigger" benefits. In other words, the change of control by itself does not trigger benefits. Rather, benefits are paid only if the employment of the executive officer is terminated in specified circumstances during a specified period after the change of control. We believe a "double trigger" benefit maximizes stockholder value because it prevents an unintended windfall to executive officers in the event of a friendly change of control, while still providing them appropriate incentives to cooperate in negotiating any change of control in which the executive officers believe they may lose their jobs.

Benefits and Other Compensation

        We maintain broad-based benefits that are provided to all employees, including medical and dental insurance, life and disability insurance and a 401(k) savings plan. Other benefits offered to all full-time employees include programs for job-related educational assistance. Executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other full-time employees.

Tax Deductibility

        Section 162(m) of the Code generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to a company's Chief Executive Officer and its three other NEOs (other than the Chief Financial Officer), whose compensation is required to be disclosed in the Proxy Statement by reason of being among the most highly compensated officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of the Company and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

Compensation Committee Report

        The Compensation Committee of our Board of Directors, has reviewed and discussed the Compensation, Discussion and Analysis contained in this Proxy Statement with management and, based on such review and discussions, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2009 for filing with the SEC.

Compensation Committee

Dennis A. Kirshy
Charles A. Foley
Robert M. Wadsworth

Summary Compensation Table

        The following table sets forth information concerning total compensation for Fiscal 2009, Fiscal 2008, and Fiscal 2007 for the Chief Executive Officer, the Chief Financial Officer, and the two other most highly compensated executive officers of the Company who were serving as executive officers as of September 30, 2009, collectively our Named Executive Officers ("NEOs").

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Gregory A. Shortell	2009	$375,000	$—	$392,533	$—	$—	$767,533
Chief Executive Officer and	2008	362,500	—	380,623	90,625	—	833,748
President	2007	350,000	—	353,433	210,000	—	913,433
Douglas G. Bryant	2009	$240,000	$—	$58,885	$—	$—	$298,885
Chief Financial Officer,	2008	229,725	—	81,666	62,500	—	373,891
Treasurer and Secretary	2007	210,000	—	101,347	150,000	—	461,347
Charles N. Cone, III	2009	$331,886	$—	$160,900	$—	$—	$492,786
Senior Vice President of Sales	2008	267,315	—	153,263	25,000	—	445,578
and Marketing(4)
Richard P. Graber	2009	$205,000	$—	$75,969	$—	$—	$280,969
Senior Vice President of	2008	205,000	—	172,230	52,500	—	429,730
Engineering and Operations	2007	200,000	—	691,284	126,000	—	1,017,284

(1)
The amounts in this column represent the aggregate salary and commission amounts paid to our NEOs. Although the Company was under a wage freeze during Fiscal 2009, the amounts in this column for Mr. Shortell and Mr. Bryant are higher than Fiscal 2008 as their salary increases from Fiscal 2007 to Fiscal 2008 were effective for only part of Fiscal 2008, whereas they were in effect for all of Fiscal 2009.

(2)
The amounts in this column represent the aggregate amount recognized for financial statement reporting purposes with respect to the NEOs for Fiscal 2009, Fiscal 2008, and Fiscal 2007, excluding the impact of estimated forfeitures related to service-based vesting conditions. We arrive at these amounts by taking the compensation cost for these options, calculated under stock-based compensation authoritative accounting guidance, on the date of grant, using assumptions set forth in Note 11 of our consolidated financial statements as filed with the SEC in our Annual Report on Form 10-K for the year ended September 30, 2009. There were no option forfeitures by the NEOs during Fiscal 2009, Fiscal 2008, or Fiscal 2007.

(3)
Amounts reflected in this column represent cash payments to our NEOs for Fiscal 2009 performance under our 2009 Bonus Plan, for Fiscal 2008 performance under our 2008 Executive Bonus Program, and for Fiscal 2007 performance under our 2007 Executive Bonus Program.

(4)
Mr. Cone was not an employee of NEI during Fiscal 2007. Mr. Cone's employment with the Company was effective October 11, 2007. Mr. Cone's 2008 and 2009 salaries include $40,860 and $76,886 related to commissions, respectively.

 Grants of Plan-Based Awards in Fiscal 2009

        The table below shows each grant of an award made to an NEO under any plan during Fiscal 2009.

					All Other Option Awards: Number of Securities Underlying Options (#)(2)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Gregory A. Shortell
2009 Bonus Plan		$—	$175,000	$134,484	—	—	—
1999 Stock Incentive Plan	12/9/2008	—	—	—	100,000	$0.39	$23,620
Douglas G. Bryant
2009 Bonus Plan		$—	$125,000	$96,060	—	—	—
1999 Stock Incentive Plan	12/9/2008	—	—	—	75,000	$0.39	$17,715
Charles N. Cone, III
2009 Bonus Plan		$—	$12,000	$9,222	—	—	—
1999 Stock Incentive Plan	12/9/2008	—	—	—	60,000	$0.39	$14,172
Richard P. Graber
2009 Bonus Plan		$—	$105,000	$80,690	—	—	—
1999 Stock Incentive Plan	12/9/2008	—	—	—	60,000	$0.39	$14,172

(1)
These columns reflect threshold (minimum), target and maximum payout levels under our 2009 Bonus Plan. The actual amount earned by each NEO is reported under the Non-Equity Incentive Plan Compensation Earnings column in the Summary Compensation Table. Additional information about our 2009 Bonus Plan is included in the Compensation Discussion and Analysis section of this proxy statement.

(2)
This column reports the number of shares underlying stock options granted in Fiscal 2009 to the NEOs. All options will vest equally over four years in quarterly installments. For more information concerning the equity granting process, see the Compensation Discussion and Analysis section of this proxy statement.

(3)
The exercise price of the stock option awards granted in Fiscal 2009 is the fair market value (closing price) of our common stock on each of the respective grant dates.

(4)
The option value reported in this column is the grant date fair value of the option award according to stock-based compensation accounting guidance. The full grant date fair value is the amount the Company would expense in its financial statements over the award's vesting schedule, presuming the award vests in full. The actual value realized by the NEOs will depend on the market value of Common Stock at a future date when the stock options are exercised.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information concerning stock options held by the NEOs as of September 30, 2009.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#): Exercisable	Number of Securities Underlying Unexercised Options (#): Unexercisable		Option Exercise Price ($)	Option Expiration Date
Gregory A. Shortell	1,270,308	181,474	(1)	$1.36	1/8/2016
	65,625	84,375	(1)	$1.59	12/12/2017
	18,749	81,251	(1)	$0.39	12/8/2018
Douglas G. Bryant	100,000	—		$2.00	1/24/2010
	25,000	—		$0.79	4/23/2011
	50,000	—		$1.05	4/22/2012
	187,500	—		$0.92	10/8/2012
	50,000	—		$4.40	12/30/2013
	40,000	—		$2.76	12/27/2014
	46,875	3,125	(2)	$1.45	12/14/2015
	34,375	15,625	(2)	$2.25	11/15/2016
	32,812	42,188	(2)	$1.59	12/12/2017
	14,062	60,938	(2)	$0.39	12/8/2018
Charles N. Cone, III	218,750	281,250	(3)	$2.12	10/10/2017
	11,250	48,750	(3)	$0.39	12/8/2018
Richard P. Graber	300,000	—		$8.50	11/11/2013
	30,000	—		$3.88	3/30/2014
	90,000	—		$2.76	12/27/2014
	70,312	4,688	(4)	$1.45	12/14/2015
	51,561	23,439	(4)	$2.25	11/15/2016
	21,875	28,125	(4)	$1.59	12/12/2017
	11,250	48,750	(4)	$0.39	12/8/2018

(1)
Mr. Shortell's unexercisable options vest as follows: (a) 90,737 shares vested on each of October 9, 2009 and January 9, 2010, (b) 9,375 shares vested on December 13, 2009 and 9,375 shares will vest on each of March 13, June 13, September 13 December 13, 2010 and 2011, (c) 6,250 shares vested on December 9, 2009 and 6,250 shares will vest on each of March 9, June 9, September 9, and December 9, 2010, 2011, and 2012.

(2)
Mr. Bryant's unexercisable options vest as follows: (a) 3,125 shares vested on December 15, 2009, (b) 3,125 shares vested on November 16, 2009 and 3,125 shares will vest on each of February 16, May 16, August 16, November 16, 2010, (c) 4,687 shares vested on December 13, 2009 and 4,687 shares will vest on each of March 13, June 13, September 13 and December 13, 2010 and 2011, (d) 4,687 shares vested on December 9, 2009 and 4,687 shares will vest on each of March 9, June 9, September 9, and December 9, 2010, 2011, and 2012.

(3)
Mr. Cone's unexercisable options vest as follows: (a) 31,250 shares vested on each of October 11, 2009 and January 11, 2010, and 31,250 shares will vest on each of April 11, July 11, October 11, 2010, and January 11, April 11, July 11, and October 11, 2011, (b) 3,750 shares vested on

  December 9, 2009 and 3,750 shares will vest on each of March 9, June 9, September 9, and December 9, 2010, 2011, and 2012.

(4)
Mr. Graber's unexercisable options vest as follows: (a) 4,688 shares vested on December 15, 2009, (b) 4,687 shares vested on November 16, 2009 and 4,687 shares will vest on each of February 16, May 16, August 16, November 16, 2010, (c) 3,125 shares vested on December 13, 2009 and 3,125 shares will vest on each of March 13, June 13, September 13 and December 13, 2010 and 2011, (d) 3,750 shares vested on December 9, 2009 and 3,750 shares will vest on each of March 9, June 9, September 9, and December 9, 2010, 2011, and 2012.

Option Exercises

        None of our NEOs exercised any stock options during Fiscal 2009.

Potential Payments Upon Termination or Change of Control

        We have arrangements with certain NEOs that may provide them with compensation following termination of employment. These arrangements are discussed below.

Executive Retention Agreements

        As of September 30, 2009 we had entered into severance and change of control agreements with the executive officers listed below. Our 2009 Plan contains a "double trigger" provision which states that all outstanding stock options will immediately vest upon a change of control and subsequent termination of the employee by the Company without cause or by the employee for good reason, as defined by our 2009 Plan, a copy of which was filed with the SEC on May 11, 2009, as Exhibit 10.34 to quarterly report on Form 10-Q.

        Our practice in the case of change of control benefits has been to structure these as "double trigger" benefits. In other words, the change of control by itself does not trigger benefits. Rather, benefits are paid only if the employment of the employee is terminated in specified circumstances during a specified period after the change of control.

        During Fiscal 2008, we entered into executive retention agreements with our NEOs who were serving as executive officers on September 30, 2007. During Fiscal 2009, we entered into an executive retention agreement with Charles N. Cone, III, our Senior Vice President of Sales and Marketing. We also entered into amended and restated executive retention agreements with our NEOs on December 30, 2008, in order to implement certain changes required to comply with Section 409A of the United States Internal Revenue Code of 1986, as amended. Under the executive retention agreements, upon execution of a release, each of these executive officers is entitled to a severance payment if we terminate the executive without cause, as defined in the executive retention agreement. Under these circumstances, these executive officers would be entitled to the following cash severance payments and the continuation of group medical and dental benefits to the extent permitted under each such plan for the following periods.

Name	Cash Payment	Continuation of Benefits
Gregory A. Shortell	1 times annual base salary plus accrued salary and pro-rata bonus	12 months
Douglas G. Bryant	0.5 times annual base salary plus accrued salary and pro-rata bonus	6 months
Charles N. Cone, III	0.5 times annual base salary plus accrued salary and pro-rata bonus	6 months
Richard P. Graber	0.5 times annual base salary plus accrued salary and pro-rata bonus	6 months

        Under the executive retention agreements, upon execution of a release, each of these executive officers is entitled to a severance payment if we terminate the executive without cause within one year after a change of control, as defined in the executive retention agreement, or the executive terminates employment for good reason within one year after a change of control. Under these circumstances, these executive officers would be entitled to the following cash severance payments and the continuation of group medical and dental benefits to the extent permitted under each such plan for the following periods.

Name	Cash Payment	Continuation of Benefits
Gregory A. Shortell	1.5 times annual base salary plus accrued salary and pro-rata bonus	18 months
Douglas G. Bryant	1 times annual base salary plus accrued salary and pro-rata bonus	12 months
Charles N. Cone, III	1 times annual base salary plus accrued salary and pro-rata bonus	12 months
Richard P. Graber	1 times annual base salary plus accrued salary and pro-rata bonus	12 months

        In addition, if we terminate any of these executive officers without cause within one year after a change of control or the executive officer terminates employment for good reason within one year after a change of control, such executive officer's unvested stock options and other equity incentive awards will immediately vest and become fully exercisable as of the termination date.

        The following tables set forth information regarding potential payments that each executive officer who was serving as an executive officer on September 30, 2009 would have received if the executive officer's employment had terminated as of September 30, 2009, the last business day of Fiscal 2009, under the circumstances set forth below.

	Termination Without Cause and Without a Change in Control
Name	Cash Payment of Salary	Cash Payment of Bonus(1)	Total Cash Payment	Value of Benefits(2)
Gregory A. Shortell	$375,000	$—	$375,000	$24,000
Douglas G. Bryant	$120,000	$—	$120,000	$12,000
Charles N. Cone, III	$127,500	$—	$127,500	$12,000
Richard P. Graber	$102,500	$—	$102,500	$12,000

(1)
Represents the executive officers' bonuses potentially earned for the second six months of Fiscal 2009, since the assumed termination date coincides with the measurement date under our 2009 Bonus Plan. As a result, the executive officers would have been eligible for their pro-rata bonus, or 100%, by virtue of their employment through September 30, 2009. However, the Company did not meet the minimum Corporate Metric for the second six months of Fiscal 2009, as such, no bonuses were earned for this period ended September 30, 2009, thus no bonuses would have been payable under the executive retention agreements.

(2)
Calculated based on our estimated costs of providing these benefits.

	Termination Without Cause or for Good Reason Within One Year After a Change in Control
Name	Cash Payment of Salary	Cash Payment of Bonus(1)	Total Cash Payment	Value of Benefits(2)	Value of Options with Accelerated Vesting(3)
Gregory A. Shortell	$562,500	$—	$562,500	$36,000	$58,501
Douglas G. Bryant	$240,000	$—	$240,000	$24,000	$43,875
Charles N. Cone, III	$255,000	$—	$255,000	$24,000	$35,100
Richard P. Graber	$205,000	$—	$205,000	$24,000	$35,100

(1)
Represents the executive officers' bonuses potentially earned for the second six months of Fiscal 2009, since the assumed termination date coincides with the measurement date under our 2009 Bonus Plan. As a result, the executive officers would have been eligible for their pro-rata bonus, or 100%, by virtue of their employment through September 30, 2009. However, the Company did not meet the minimum Corporate Metric for the second six months of Fiscal 2009, as such no bonuses were earned for this period ended September 30, 2009, thus no bonuses would have been payable under the executive retention agreements.

(2)
Calculated based on our estimated costs of providing these benefits.

(3)
The amounts related to acceleration of stock options represent the value of unvested and accelerated in-the-money stock options as of September 30, 2009. This amount is equal to (a) the number of option shares that would vest, assuming a September 30, 2009 change of control and employment termination, multiplied by (b) the excess of the fair market value of our common stock over the exercise price of the option. The fair market value of our common stock was $1.11 on September 30, 2009 as reported by the NASDAQ Global Market.

INFORMATION ABOUT STOCK OWNERSHIP AND RELATED PARTY TRANSACTIONS

Stock Ownership of Directors, Officers and Greater-Than-5%-Stockholders

        The following table sets forth, as of December 31, 2009, information concerning beneficial ownership of our common stock by the following:

  •
  each person known by us to beneficially own more than 5% of our outstanding common stock;

  •
  each of our directors;

  •
  each of our executive officers; and

  •
  all of our directors and executive officers as a group.

        Unless otherwise noted below, and subject to applicable community property laws, to our knowledge, each person has sole voting and investment power over the shares shown as beneficially owned, except to the extent authority is shared by spouses under applicable law and except as set forth in the footnotes to the table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

        Unless otherwise noted below, the address of each person is c/o NEI, 25 Dan Road, Canton, MA 02021.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding(1)
HarbourVest Partners and affiliated entities(2) One Financial Center, 44th Floor Boston, Massachusetts 02111	5,890,926	14.0%
Directors and Executive Officers:
Gregory A. Shortell(3)	1,630,982	3.7%
Douglas G. Bryant(4)	626,044	1.5%
Richard P. Graber(5)	616,902	1.4%
Charles N. Cone, III(6)	376,522	*
John A. Blaeser(7)	207,500	*
Charles A. Foley(8)	25,000	*
Gary E. Haroian(9)	110,000	*
Dennis A. Kirshy(10)	394,500	*
Fontaine K. Richardson(11)	135,000	*
Robert M. Wadsworth(12)	6,023,426	14.3%
All current directors and executive officers as a group (10 persons)(13)	10,143,876	22.2%

*
Less than 1 percent.

(1)
The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, shares of common stock that a person or group has the right to acquire beneficial ownership of within 60 days after December 31, 2009 are deemed outstanding for computing the percentage ownership of the person holding such right but are not deemed outstanding for computing the percentage ownership of any other person.

(2)
Includes 926,386 shares owned by HarbourVest Partners V—Direct Fund, L.P and 4,964,540 shares owned by HarbourVest Partners VI—Direct Fund, L.P.

(3)
Includes 1,551,782 shares underlying options exercisable within 60 days of December 31, 2009.

(4)
Includes 599,375 shares underlying options exercisable within 60 days of December 31, 2009 and 4,998 shares held in a trust fund for Mr. Bryant's children. Mr. Bryant's former spouse is entitled to 60% of the shares and options exercisable, noted above, per the terms of Mr. Bryant's property settlement agreement between Mr. Bryant and his former spouse. Mr. Bryant disclaims beneficial ownership of all shares held in a trust for his children and those to which Mr. Bryant's former spouse is entitled.

(5)
Includes 595,937 shares underlying options exercisable within 60 days of December 31, 2009.

(6)
Includes 296,250 shares underlying options exercisable within 60 days of December 31, 2009.

(7)
Includes 90,000 shares underlying options exercisable within 60 days of December 31, 2009.

(8)
Includes 25,000 shares underlying options exercisable within 60 days of December 31, 2009.

(9)
Includes 110,000 shares underlying options exercisable within 60 days of December 31, 2009.

(10)
Includes 105,000 shares underlying options exercisable within 60 days of December 31, 2009.

(11)
Includes 125,000 shares underlying options exercisable within 60 days of December 31, 2009.

(12)
Includes 926,386 shares owned by HarbourVest Partners V—Direct Fund, L.P. and 4,964,540 shares owned by HarbourVest Partners VI-Direct Fund, L.P. Mr. Wadsworth may be deemed to have or share voting or investment power with respect to these shares. Mr. Wadsworth is a Managing Director of HarbourVest Partners, LLC, which controls HarbourVest Partners VI-Direct Fund, L.P. and HarbourVest Partners V-Direct Fund, L.P. Mr. Wadsworth disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the shares. Also includes 132,500 shares underlying options exercisable within 60 days of December 31, 2009.

(13)
Includes 3,630,884 shares underlying options exercisable within 60 days of December 31, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than ten percent (10%) of a registered class of our equity securities to file reports of ownership on Forms 3, 4 and 5 with the SEC and with us. During Fiscal 2009, the annual stock option grants awarded to Gregory A. Shortell, Douglas D. Bryant, Richard P. Graber, and Charles N. Cone, each of whom is a Section 16(a) executive officer of the Company, were not reported in a timely fashion. The grants were awarded on December 9, 2008, and the Forms 4 reporting the grants were filed on December 15, 2008. In addition, Richard P. Graber filed a Form 4 on August 6, 2009 for one transaction which was three days late. All other filings by each officer, director and 10% holder were filed in a timely fashion with respect to transactions in our securities during Fiscal 2009.

  Related Party Transactions

          Robert M. Wadsworth, one of our directors, is a managing director of the limited liability corporation that controls HarbourVest Partners (and its affiliates, collectively, "HarbourVest"), one of our significant stockholders. HarbourVest is also a stockholder in Sepaton, Inc. ("Sepaton"). Sepaton became one of our customers during the year ended September 30, 2009. During the year ended September 30, 2009, we recorded revenues of $2.0 million related to sales of application platform solutions and services to Sepaton. We had $1.1 million in accounts receivable outstanding from Sepaton at September 30, 2009.

          Mr. Wadsworth also serves as a director of Innoveer Solutions, Inc. ("Innoveer"), formerly Akibia Consulting. We previously engaged Innoveer to perform certain professional services related to our customer resource management ("CRM") software system. We did not incur any expenses related to these services during the years ended September 30, 2009 and 2008. During the year ended September 30, 2007, we incurred approximately $40,200 of expenses related to these services. We had no amounts outstanding to Innoveer at September 30, 2009 or 2008.

          John A. Blaeser, our Lead Director, also serves as a director of Imprivata, Inc. ("Imprivata"). During the years ended September 30, 2009, 2008, and 2007, we recorded revenues of $861,000, $135,000, and $0, respectively, related to sales of application platform solutions and services to Imprivata. We had $142,000 and $91,000 in accounts receivable outstanding from Imprivata at September 30, 2009 and 2008, respectively.

          Charles A. Foley, one of our directors, also serves as the Chief Executive Officer of TimeSight Systems ("TimeSight", formerly known as Digital Ocular Networks). During the years ended September 30, 2009, 2008, and 2007, we recorded revenues of $106,000, $38,000, and $6,000, respectively, related to sales of application platform solutions to TimeSight. We had $15,000 and $11,000 in accounts receivable outstanding from TimeSight at September 30, 2009 and 2008, respectively.

  Policies and Procedures for Related Party Transactions

          With respect to related party transactions, it is our practice for the Audit Committee to consider the nature of and business reason for such transactions, how the terms of such transactions compared to those which might be obtained from or extended to unaffiliated third parties and whether such transactions were otherwise fair to and in the best interests of, or not contrary to, our best interests. In addition, under our Audit Committee charter, all related party transactions require prior approval, or later ratification, by the Audit Committee.

Householding of Annual Meeting Materials

          Some banks, brokers and other nominee record holders may be participating in the practice of "householding" Proxy Statements and Annual Reports. This means that only one copy of our Proxy Statement or Annual Report to stockholders may have been sent to multiple stockholders in each household. The Company will promptly deliver a separate copy of either document to any stockholder upon written or oral request to our Investor Relations Department, NEI, 25 Dan Road, Canton, Massachusetts 02021, telephone: (781) 332-1000. Any stockholder who wants to receive separate copies of the Proxy Statement or Annual Report to stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder's bank, broker, or other nominee record holder, or the stockholder may contact the Company at the above address and phone number.

          THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO VOTE BY TELEPHONE, VOTE VIA THE INTERNET, OR COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. IF YOU ATTEND THIS MEETING YOU MAY VOTE YOUR STOCK PERSONALLY EVEN THOUGH YOU HAVE PREVIOUSLY VOTED ELECTRONICALLY OR SENT IN THE PROXY CARD.

By order of the Board of Directors,

Gregory A. Shortell President and Chief Executive Officer

  Canton, Massachusetts
  January 28, 2010

APPENDIX A

NETWORK ENGINES, INC.

2009 Incentive Plan, as amended March 18, 2010

1.     Purpose

        The purpose of this 2009 Incentive Plan, as amended, (the "Plan") of Network Engines, Inc., a Delaware corporation (the "Company"), is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company's stockholders. Except where the context otherwise requires, the term "Company" shall include any of the Company's present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the "Code") and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the "Board").

2.     Eligibility

        All of the Company's employees, officers, and directors are eligible to be granted options, stock appreciation rights ("SARs"), restricted stock, restricted stock units ("RSUs") and other stock- and cash-based awards (each, an "Award") under the Plan. Consultants and advisors to the Company (as such terms are defined and interpreted for purposes of Form S-8 (or any successor form)) are also eligible to be granted Awards. Each person who is granted an Award under the Plan is deemed a "Participant."

3.     Administration and Delegation

        (a)    Administration by Board of Directors.    The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

        (b)    Appointment of Committees.    To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a "Committee"). All references in the Plan to the "Board" shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board's powers or authority under the Plan have been delegated to such Committee or officers.

        (c)    Delegation to Officers.    To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Options and other Awards that constitute rights under Delaware law (subject to any limitations under the Plan) to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers (including the exercise price of the Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to such

Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant Awards to any "executive officer" of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or to any "officer" of the Company (as defined by Rule 16a-1 under the Exchange Act). The Board may not delegate authority under this Section 3(c) to grant restricted stock, unless Delaware law then permits such delegation.

        (d)    Awards to Non-Employee Directors.    Discretionary Awards to non-employee directors will only be granted and administered by a Committee, all of the members of which are independent as defined by Section 4200(a)(15) of the Nasdaq Marketplace Rules.

4.     Stock Available for Awards

        (a)    Number of Shares; Share Counting.

          (1)    Authorized Number of Shares.    Subject to adjustment under Section 10, Awards may be made under the Plan, as amended, for up to 2,750,000 shares of common stock, $.01 par value per share, of the Company (the "Common Stock"), any or all of which Awards may be in the form of Incentive Stock Options. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

          (2)    Share Counting.    For purposes of counting the number of shares available for the grant of Awards under the Plan and under the sublimits contained in Sections 4(b)(2) and 4(b)(3), (i) all shares of Common Stock covered by independent SARs shall be counted against the number of shares available for the grant of Awards; provided, however, that independent SARs that may be settled only in cash shall not be so counted; (ii) if any Award (A) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (B) results in any Common Stock not being issued (including as a result of an independent SAR that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, in the case of Incentive Stock Options (as hereinafter defined), the foregoing shall be subject to any limitations under the Code; and provided further, in the case of independent SARs, that the full number of shares subject to any stock-settled SAR shall be counted against the shares available under the Plan and against the sublimits listed in the first clause of this Section in proportion to the portion of the SAR actually exercised regardless of the number of shares actually used to settle such SAR upon exercise; (iii) shares of Common Stock delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant to (A) purchase shares of Common Stock upon the exercise of an Award or (B) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; and (iv) shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.

        (b)    Sub-limits.    Subject to adjustment under Section 10, the following sub-limits on the number of shares subject to Awards shall apply:

          (1)    Section 162(m) Per-Participant Limit.    The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 750,000 per fiscal year. For purposes of the foregoing limit, the combination of an Option in tandem with a SAR (as each is hereafter defined) shall be treated as a single Award. The per Participant limit described in this Section 4(b)(1) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder ("Section 162(m)").

          (2)    Limit on Awards other than Options and SARS.    The maximum number of shares with respect to which Awards other than Options and SARs may be granted shall be 75% of the maximum number of authorized shares set forth in Section 4(a)(1).

          (3)    Limit on Awards to Directors.    The maximum number of shares with respect to which Awards may be granted to directors who are not employees of the Company at the time of grant shall be 20% of the maximum number of authorized shares set forth in Section 4(a)(1).

        (c)    Substitute Awards.    In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sublimits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

5.     Stock Options

        (a)    General.    The Board may grant options to purchase Common Stock (each, an "Option") and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option that is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a "Nonstatutory Stock Option."

        (b)    Incentive Stock Options.    An Option that the Board intends to be an "incentive stock option" as defined in Section 422 of the Code (an "Incentive Stock Option") shall only be granted to employees of Network Engines, Inc., any of Network Engines, Inc.'s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.

        (c)    Exercise Price.    The Board shall establish the exercise price of each Option and specify the exercise price in the applicable option agreement. The exercise price shall be not less than 100% of the Fair Market Value (as defined below) on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.

        (d)    Duration of Options.    Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

        (e)    Exercise of Option.    Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Company, together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

        (f)    Payment Upon Exercise.    Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

          (1)   in cash or by check, payable to the order of the Company;

          (2)   except as may otherwise be provided in the applicable option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

          (3)   to the extent provided for in the applicable option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value, determined as provided below ("Fair Market Value"), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

          (4)   to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board in its sole discretion, by delivery of a notice of "net exercise" to the Company, as a result of which the Participant would receive the number of shares of Common Stock underlying the Option so exercised reduced by the number of shares of Common Stock equal to the aggregate exercise price of the Option divided by the Fair Market Value on the date of exercise;

          (5)   to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by payment of such other lawful consideration as the Board may determine; or

          (6)   by any combination of the above permitted forms of payment.

"Fair Market Value" of a share of Common Stock for purposes of the Plan will be determined as follows:

          (A)  if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of grant; or

          (B)  if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices as reported by an authorized OTCBB market data vendor as listed on the OTCBB website (otcbb.com) on the date of grant; or

          (C)  if the Common Stock is not publicly traded, the Board will determine the Fair Market Value for purposes of the Plan using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals) in a manner consistent with the valuation principles under Code Section 409A, except as the Board or Committee may expressly determine otherwise.

For any date that is not a trading day, the Fair Market Value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately preceding trading day and with the timing in the formulas above adjusted accordingly. The Board can substitute a particular time of day or other measure of "closing sale price" or "bid and asked prices" if appropriate because of exchange or market procedures or can, in its sole discretion, use weighted averages either on a daily basis or such longer period as complies with Code Section 409A.

The Board has sole discretion to determine the Fair Market Value for purposes of this Plan, and all Awards are conditioned on the participants' agreement that the Board's determination is conclusive and binding even though others might make a different determination.

        (g)    Limitation on Repricing.    Unless such action is approved by the Company's stockholders: (1) no outstanding Option granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option (other than adjustments pursuant to Section 10) and (2) the Board may not cancel any outstanding Option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option.

6.     Director Options

        (a)    Initial Grant.    Upon the commencement of service on the Board by any individual who is not then an employee of the Company or any subsidiary of the Company, the Company shall grant to such person a Nonstatutory Stock Option to purchase 50,000 shares of Common Stock (subject to adjustment under Section 10).

        (b)    Annual Grant.    On the date of each annual meeting of stockholders of the Company, the Company shall grant to each member of the Board of Directors of the Company who is both serving as a director of the Company immediately prior to and immediately following such annual meeting and who is not then an employee of the Company or any of its subsidiaries, a Nonstatutory Stock Option to purchase 15,000 shares of Common Stock (subject to adjustment under Section 10); provided, however, that a director shall not be eligible to receive an option grant under this Section 6(b) until such director has served on the Board for at least nine months.

        (c)    Terms of Director Options.    Options granted under this Section 6 shall (i) have an exercise price equal to the closing sale price (for the primary trading session) of the Common Stock on the national securities exchange on which the Common Stock is then traded on the day of grant (or if the date of grant is not a trading day on such exchange, the trading day immediately prior to the date of grant) or if the Common Stock is not then traded on a national securities exchange, the Fair Market Value of the Common Stock on such date as determined by the Board, (ii) (A) in the case of options granted under Section 6(a) shall vest in equal 25% increments on each anniversary of the date of grant and (B) in the case of options granted under Section 6(b) shall vest in full on the first anniversary of the date of grant, provided that in either such case the individual is serving on the Board on such date (or in the case of an option granted under Section 6(b), if earlier, on the date which is one business day prior to date of the Company's next annual meeting), provided that in either such case no additional vesting shall take place after the Participant ceases to serve as a director and further provided that in either such case the Board may provide for accelerated vesting in the case of death, disability, change in control, attainment of mandatory retirement age or retirement following at least 10 years of service, (iii) expire on the earlier of 10 years from the date of grant or three months following cessation of service on the Board and (iv) contain such other terms and conditions as the Board shall determine.

7.     Stock Appreciation Rights

        (a)    General.    The Board may grant Awards consisting of SARs entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock over the measurement price established pursuant to Section 7(c). The date as of which such appreciation is determined shall be the exercise date.

        (b)    Grants.    SARs may be granted in tandem with, or independently of, Options granted under the Plan.

          (1)    Tandem Awards    When SARs are expressly granted in tandem with Options, (i) the SAR will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with a Reorganization Event) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event and except that a SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only with the related Option.

          (2)    Independent SARs.    A SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

        (c)    Measurement Price.    The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Fair Market Value on the date the SAR is granted; provided that if the Board approves the grant of a SAR with a measurement price to be determined on a future date, the measurement price shall be not less than 100% of the Fair Market Value on such future date.

        (d)    Duration of SARs.    Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

        (e)    Exercise of SARs.    SARs may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Company, together with any other documents required by the Board.

        (f)    Limitation on Repricing.    Unless such action is approved by the Company's stockholders: (1) no outstanding SAR granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding SAR (other than adjustments pursuant to Section 10) and (2) the Board may not cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled SAR.

8.     Restricted Stock; Restricted Stock Units

        (a)    General.    The Board may grant Awards entitling recipients to acquire shares of Common Stock ("Restricted Stock"), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests ("Restricted Stock Units") (Restricted Stock and Restricted Stock Units are each referred to herein as a "Restricted Stock Award").

        (b)    Terms and Conditions for All Restricted Stock Awards.    The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price.

        (c)    Additional Provisions Relating to Restricted Stock.

          (1)    Dividends.    Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such shares, unless otherwise provided by the Board. Unless otherwise provided by the Board, if any dividends or distributions are paid in shares, or consist of a dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the shares, cash or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid. Each dividend payment will be made no later than the end of the calendar year in which the dividends are paid to shareholders of that class of stock or, if later, the 15th day of the third month following the date the dividends are paid to shareholders of that class of stock.

          (2)    Stock Certificates.    The Company may require that any stock certificates issued in respect of shares of Restricted Stock shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant's death (the "Designated Beneficiary"). In the absence of an effective designation by a Participant, "Designated Beneficiary" shall mean the Participant's estate.

        (d)    Additional Provisions Relating to Restricted Stock Units.

          (1)    Settlement.    Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company one share of Common Stock or an amount of cash equal to the Fair Market Value of one share of Common Stock, as provided in the applicable Award agreement. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant in a manner that complies with Code Section 409A.

          (2)    Voting Rights.    A Participant shall have no voting rights with respect to any Restricted Stock Units.

          (3)    Dividend Equivalents.    To the extent provided by the Board, in its sole discretion, a grant of Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock ("Dividend Equivalents"). Dividend Equivalents may be paid currently or credited to an account for the Participants, may be settled in cash and/or shares of Common Stock and may be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, as determined by the Board in its sole discretion, subject in each case to such terms and conditions as the Board shall establish, in each case to be set forth in the applicable Award agreement.

9.     Other Stock-Based Awards

        (a)    General.    Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants ("Other Stock-Based-Awards"), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine. The Company may also grant Performance Awards or other Awards denominated in cash rather than shares of Common Stock ("Cash-Based Awards").

        (b)    Terms and Conditions.    Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award or Cash-Based Awards, including any purchase price applicable thereto.

10.   Adjustments for Changes in Common Stock and Certain Other Events

        (a)    Changes in Capitalization.    In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the sub-limits and share counting rules set forth in Sections 4(a) and 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option and each Option issuable under Section 6, (iv) the share- and per-share provisions and the measurement price of each SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share- and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

        (b)    Reorganization Events.

          (1)    Definition.    A "Reorganization Event" shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

          (2)    Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards.    In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock Awards on such terms as the Board determines: (i) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that the Participant's unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the "Acquisition Price"), make or provide for a cash payment to a Participant equal to the excess, if any, of (A) the Acquisition Price times the number of shares of Common Stock subject to the Participant's Awards (to the extent the exercise price does not exceed the Acquisition Price) over (B) the aggregate exercise price of all such outstanding Awards and any applicable tax withholdings, in exchange for the termination of such Awards, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 10(b), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

          For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

          (3)    Consequences of a Reorganization Event on Restricted Stock Awards.    Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company's successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award; provided, however, that the Board may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, either initially or by amendment. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied.

11.   General Provisions Applicable to Awards

        (a)    Transferability of Awards.    Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act of 1933, as amended; provided, further, that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

        (b)    Documentation.    Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

        (c)    Board Discretion.    Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

        (d)    Termination of Status.    The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant's legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

        (e)    Withholding.    The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise or release from forfeiture of an Award or, if the Company so requires, at the same time as is payment of the exercise price unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company's minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

        (f)    Amendment of Award.    The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant's consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant's rights under the Plan or (ii) the change is permitted under Section 10 hereof.

        (g)    Conditions on Delivery of Stock.    The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

        (h)    Acceleration.    The Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

        (i)    Performance Awards.

          (1)    Grants.    Restricted Stock Awards and Other Stock-Based Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 11(i) ("Performance Awards"), subject to the limit in Section 4(b)(1) on shares covered by such grants.

          (2)    Committee.    Grants of Performance Awards to any Covered Employee intended to qualify as "performance-based compensation" under Section 162(m) ("Performance-Based Compensation") shall be made only by a Committee (or subcommittee of a Committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as "performance-based compensation" under Section 162(m). In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be treated as referring to such Committee or subcommittee. "Covered Employee" shall mean any person who is, or whom the Committee, in its discretion, determines may be, a "covered employee" under Section 162(m)(3) of the Code.

          (3)    Performance Measures.    For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following: net income, earnings before or after discontinued operations, stock compensation, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or taxes, sales, sales growth, earnings growth, cash flow or cash position, gross margins, stock price, market share, return on sales, assets, equity or investment, improvement of financial ratings, achievement of balance sheet or income statement objectives or total shareholder return. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, and (v) charges for restructuring and rationalization programs. Such performance measures: (i) may vary by Participant and may be different for different Awards; (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (iii) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the Board may determine.

          (4)    Adjustments.    Notwithstanding any provision of the Plan, with respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the

  Committee may adjust downwards, but not upwards, the cash or number of Shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant or a change in control of the Company.

          (5)    Other.    The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation.

12.   Miscellaneous

        (a)    No Right To Employment or Other Status.    No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

        (b)    No Rights As Stockholder.    Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

        (c)    Effective Date and Term of Plan.    The Plan shall become effective on the date the Plan is approved by the Company's stockholders (the "Effective Date"). No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

        (d)    Amendment of Plan.    The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until the Company's stockholders approve such amendment if required by Section 162(m) (including the vote required under Section 162(m)); (ii) no amendment that would require stockholder approval under the rules of the NASDAQ Stock Market ("NASDAQ") may be made effective unless and until the Company's stockholders approve such amendment; and (iii) if NASDAQ amends its corporate governance rules so that such rules no longer require stockholder approval of material amendments to equity compensation plans, then, from and after the effective date of such amendment to the NASDAQ rules, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 4(c) or 10), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless and until the Company's stockholders approve such amendment. In addition, if at any time the approval of the Company's stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 12(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment does not materially and adversely affect the rights of Participants under the Plan. An Award may be made that is conditioned upon stockholder approval of an amendment to the Plan.

        (e)    Authorization of Sub-Plans.    The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board's discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

        (f)    Non U.S. Employees.    Awards may be granted to Participants who are non-U.S. citizens or residents employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants employed in the United States as may, in the judgment of the Board, be necessary or desirable in order to recognize differences in local law or tax policy. The Board also may impose conditions on the exercise or vesting of Awards in order to minimize the Board's obligation with respect to tax equalization for Participants on assignments outside their home country. The Board may approve such supplements to or amendments, restatements or alternative versions of the Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan.

        (g)    Compliance with Section 409A of the Code.    Except as provided in individual Award agreements initially or by amendment, if and to the extent any portion of any payment, compensation or other benefit provided to a Participant in connection with his or her employment termination is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code and the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of "separation from service" (as determined under Code Section 409A) (the "New Payment Date"), except as Code Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

        The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Code Section 409A but do not to satisfy the conditions of that section.

        (h)    Limitations on Liability.    Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee, or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, other employee, or agent of the Company. The Company will indemnify and hold harmless each director, officer, other employee, or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys' fees) or liability (including any sum paid in settlement of a claim with the Board's approval) arising out of any act or omission to act concerning this Plan unless arising out of such person's own fraud or bad faith.

        (i)    Governing Law.    The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

<STOCK#> 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 0 2 4 2 6 2 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 1234 5678 9012 345 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 014VWA 3 2 A V + Annual Meeting Proxy Card Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 3. For Against Abstain 2. To ratify the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting. For Against Abstain 3. To approve an amendment to increase the number of shares of common stock reserved for issuance under the 2009 Incentive Plan (the “2009 Plan”) from 750,000 to 2,750,000 shares. Change of Address — Please print new address below. 01 - Gary E. Haroian 02 - Dennis A. Kirshy 1. Election of Directors: For Withhold For Withhold 03 - Charles A. Foley For Withhold IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on March 18, 2010. Vote by Internet Log on to the Internet and go to www.envisionreports.com/NENG Follow the steps outlined on the secured website. Vote by telephone Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message.

. Dear Stockholder; Please take note of the important information enclosed with this Proxy. There are issues related to the operation of the Company that require your immediate attention. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares. Please vote by telephone, via the internet, or mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope. Thank you in advance for your prompt consideration of these matters. Sincerely, NETWORK ENGINES, INC. 25 DAN ROAD CANTON, MASSACHUSETTS 02021 SOLICITED BY BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS The undersigned hereby appoints Douglas G. Bryant and Paul L. Criswell, and each of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of NETWORK ENGINES, INC. (the “Company ”) held of record by the undersigned on January 20, 2010 at the Annual Meeting of Stockholders to be held on March 18, 2010 and any adjournments thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. CONTINUED AND TO BE SIGNED ON REVERSE SIDE Proxy — Network Engines, Inc. SEE REVERSE SIDE SEE REVERSE SIDE IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.